UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.               )
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The Standard Register Company

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PROXY STATEMENT
PROPOSALS
VOTING SECURITIES AND PRINCIPAL HOLDERS
CORPORATE GOVERNANCE
AUDIT COMMITTEE REPORT
EXECUTIVE COMPENSATION
COMPENSATION DISCUSSION AND ANALYSIS

P.O. Box 1167 ● Dayton, OH 45401

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
OF THE STANDARD REGISTER COMPANY

To All Shareholders:

The annual meeting of shareholders of The Standard Register Company, an Ohio corporation, will be held at our corporate headquarters located at 600 Albany Street, Dayton, Ohio 45408, on Thursday, April 23, 2009, at 11:00 a.m. Eastern Daylight Savings Time, for the following purposes:

(1) To set the number of directors at eight and to elect a board of directors;

(2)	To vote on a proposal to ratify the appointment of Battelle & Battelle LLP, Certified Public Accountants, as Standard Register’s independent auditors for the year 2009;

(3) To vote on a proposal to approve the Amended and Restated Standard Register 2002 Equity Incentive Plan; and

(4) To transact such other business as may properly come before the annual meeting.

The board of directors has fixed the close of business on February 23, 2009, as the record date for determining the shareholders of Standard Register entitled to vote at the annual meeting.

A copy of Standard Register’s annual report for its fiscal year ended December 28, 2008, accompanies this notice. Although it is not a part of the official proxy soliciting material, we want each shareholder to have a copy of the annual report. If you have not received a copy of the annual report, please call us at 937.221.1506.

Kathryn A. Lamme
Senior Vice President, General Counsel
& Secretary

Dayton, Ohio
March 11, 2009

WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE ANNUAL MEETING, YOUR VOTE IS IMPORTANT TO US. PLEASE VOTE YOUR SHARES BY INTERNET, BY TELEPHONE OR BY REQUESTING A PRINTED COPY OF THE PROXY MATERIALS AND USING THE ENCLOSED PROXY CARD.

THE STANDARD REGISTER COMPANY

PROXY STATEMENT

FOR

ANNUAL MEETING

OF

SHAREHOLDERS

PRINCIPAL EXECUTIVE OFFICES:
600 Albany Street
Dayton, Ohio 45408
(937) 221-1000

The annual meeting will be held at our corporate headquarters, 600 Albany Street, Dayton, Ohio 45408, on Thursday, April 23, 2009, at 11:00 a.m. The record date fixed to determine shareholders entitled to receive notice of and to vote at the meeting is the close of business on February 23, 2009. We had outstanding, on the record date, 24,378,586 shares of common stock (each share having one vote) and 4,725,000 shares of class A stock (each share having five votes).

Notice of Electronic Availability of Proxy Statement and Annual Report

As permitted by the rules recently adopted by the United States Securities and Exchange Commission, Standard Register is making this proxy statement and its annual report available to its shareholders electronically via the Internet. This reduces the amount of paper necessary to produce these materials, as well as the costs associated with mailing these materials to all shareholders. On or about March 11, 2009, we will mail to our shareholders of record as of February 23, 2009, a notice of Internet availability of proxy materials (the “Notice”) and post our proxy materials on the website referenced in the Notice (www.proxyvote.com). The Notice contains instructions on how to access and review this proxy statement and our annual report. As more fully described in the Notice, all shareholders may choose to access our proxy materials on the website referred to in the Notice or may request to receive a printed set of our proxy materials. In addition, the Notice and the website provide information regarding how you may request to receive proxy materials in printed form or electronically by e-mail on an ongoing basis.

The proxies are solicited on behalf of our board of directors.

At the annual meeting, the shareholders will: (1) set the number of directors at eight and elect a board of directors; (2) vote on a proposal to ratify the appointment of Battelle & Battelle LLP, Certified Public Accountants, as Standard Register’s independent auditors for the year 2009; (3) vote on a proposal to approve the Amended and Restated Standard Register 2002 Equity Incentive Plan; and (4) transact such other business as may properly come before the annual meeting.

VOTING YOUR SHARES

Most shareholders can vote by proxy in one of three ways:

•	By Internet — You can vote by Internet by following the instructions in the Notice or by accessing the Internet at www.proxyvote.com and following the instructions contained on the website.

•	By Telephone — You can vote by telephone by calling 1-800-690-6903 and following the instructions in the proxy card.

•	By Mail — You can vote by mail by requesting a full packet of the proxy materials. Upon receipt of the materials you may fill out the enclosed proxy card and return it per the instructions on the card.

All shareholder votes, properly cast in person or by proxy and not revoked, will be counted in voting on the proposals at the annual meeting or any adjournment of the annual meeting. Your proxy will be voted in accordance with your instructions. If you do not specify how you wish your shares to be voted, they will be voted as recommended by the board of directors. Your proxy includes the authority to vote shares cumulatively for the election of directors. Cumulative voting is explained in the section dealing with Proposal 1. Your proxy also includes the authority for the persons serving as proxies to use their best judgment to vote on any other matters that may be properly presented at the annual meeting, including, among other things, a motion to adjourn the meeting to a future time.

You may revoke your proxy at any time before its exercise in two ways: (1) by timely delivery to us of a later-dated proxy, or (2) by notifying us of your revocation of proxy either in writing or in person at the annual meeting. Your presence at the meeting will not, by itself, serve to revoke your proxy.

PROPOSALS

PROPOSAL 1: Election of Directors

The board of directors is currently set at eight, and the board recommends maintaining that number of directors.

The eight persons named in this section are nominated by the board of directors to be elected as directors and to serve until either the next annual election or until their successors are elected and qualified.

The board of directors does not expect that any of the nominees will be unavailable for election. However, if any of them is unavailable, the persons voting your proxy will use their best judgment to vote for substitute nominees.

Cumulative voting is permitted by the laws of Ohio in voting for the election of directors. In the event a shareholder wishes to vote his or her shares cumulatively, the shareholder must give notice in writing to the President, a Vice President or Secretary of Standard Register not less than 48 hours before the time scheduled for the annual meeting. Once any shareholder has given notice of intent to vote cumulatively, then all shareholders present at the annual meeting and the persons voting the proxies shall have full discretion and authority to cumulate the voting power they possess. This means they can give one candidate as many votes as the number of directors to be elected multiplied by the number of votes which the shareholder or proxy is entitled to cast, or to distribute such votes on the same principle among two or more candidates, as they determine in their judgment.

Nominees receiving the highest number of votes cast for the positions to be filled will be elected. Abstentions and shares not voted by brokers and other entities holding shares on behalf of beneficial owners will not be counted and will have no effect on the outcome of the election.

The board of directors recommends that you vote FOR setting the number of directors at eight and FOR each of the following named nominees to serve as directors of Standard Register:

Nominees

All nominees recommended by the board of directors for election were previously elected as directors by the shareholders, with the exception of Joseph P. Morgan, Jr., who was appointed as a director by the board of directors on January 21, 2009. Information concerning each nominee follows:

		Served As
Name	Age	Director Since

David P. Bailis	53	2008
Mr. Bailis served as Senior Executive Vice President of First Data Corporation from February 2006, and President of First Data Financial Institution Services from January 2006, both positions concluding in September 2007, when First Data was sold. He was an Executive Vice President of First Data from December 2005 to February 2006. From May 2001 to December 2005, Mr. Bailis led his own business consultancy firm. He serves as a member of the Compensation Committee, the Corporate Governance and Nominating Committee and the Executive Committee of the board.
Roy W. Begley, Jr.*	53	1994
Since August 2006, Mr. Begley has been Senior Vice President, Investment Officer at Key Private Bank group of KeyCorp. Between March 2003 and August 2006, Mr. Begley was Senior Vice President and Investment Officer with McDonald Financial Group, formerly known as Victory Capital Management, Inc., a wholly owned subsidiary of KeyCorp. From July 1999 to March 2003, he served as Vice President and Investment Officer with McDonald Financial Group. Mr. Begley is Chairman of the Compensation Committee, and a member of the Corporate Governance and Nominating Committee.
F. David Clarke, III	52	1992
Mr. Clarke has been Chairman of the board of directors of Clarke-Hook Corporation since December 1990. Mr. Clarke is Chairman of Standard Register’s board of directors, and of the Executive Committee. He serves as a member of the Audit Committee of the board of directors.
Michael E. Kohlsdorf	53	2008
Mr. Kohlsdorf has been President and Chief Executive Officer of ADERANT Holdings, Inc., a technology solutions provider with a primary focus on the legal profession, since October 2006. He also serves on the ADERANT board of directors. From December 2003 to September 2006, Mr. Kohlsdorf was Senior Vice President at IKON Office Solutions, Inc. Mr. Kohlsdorf was President, Chief Executive Officer and Director of T/R Systems, Inc. from September 1996 to December 2003. He serves as Chairman of the Audit Committee and member of the Compensation Committee.

		Served As
Name	Age	Director Since

R. Eric McCarthey	53	2008
Mr. McCarthey has served Coca-Cola Company as President, 7-Eleven Global Business Division, as well as Global Customer/Commercial Council Leader since July 2003. From January 2001 to June 2003, he was Senior Vice President, National Sales and Marketing, Coca-Cola Fountain North America. He is a member of the Audit and Corporate Governance and Nominating Committees of the board.
Joseph P. Morgan, Jr.	49	2009
Mr. Morgan has been President and Chief Executive Officer of Standard Register since January 2009. From September 2008 to January 2009 he was Acting Chief Executive Officer of Standard Register. From April 2008 to September 2008 he was Chief Operating Officer of Standard Register. From December 2005 to April 2008, he was Vice President, Chief Technology Officer & General Manager, On Demand Solutions of Standard Register. From January 2003 to December 2005, he served as Vice President, Chief Technology Officer of Standard Register.
John J. Schiff, Jr.	65	1982
John Mr. Schiff has been Chairman of the Board of Cincinnati Financial Corporation since July 2008. Since July 2008 Mr. Schiff has also served as Chairman of the Board of The Cincinnati Insurance Company. From 1999 to July 2008 Mr. Schiff was Chairman of the Board and Chief Executive Officer of Cincinnati Financial Corporation. Since 1998, Mr. Schiff has also served as Chief Operating Officer of Cincinnati Financial Corporation. From 1999 to 2006 Mr. Schiff served as Chairman of the Board, President and Chief Executive Officer of Cincinnati Financial Corporation and The Cincinnati Insurance Company. He is a director and Chairman of the Executive Committee of Cincinnati Financial Corporation and a director of Fifth Third Bancorp, The Fifth Third Bank, Cincinnati Bengals, Inc., and John J. and Thomas R. Schiff & Co., Inc., an insurance agency. He is a member of the Audit Committee of the board of directors.
John Q. Sherman, II*	55	1994
Mr. Sherman has been a manufacturer’s representative for A. Rifkin Company, Wilkes-Barre, Pennsylvania, since 1985. A. Rifkin Company is a manufacturer of specialty security packaging. He is Chairman of the Corporate Governance and Nominating Committee, and a member of the Compensation Committee of the board of directors. He also serves as the Presiding Director of meetings of non-management directors.

*	Roy W. Begley, Jr., and John Q. Sherman, II, are first cousins.

VOTING SECURITIES AND PRINCIPAL HOLDERS

Owners of More than 5% of the Common and Class A Stock of Standard Register

This table gives information regarding all of the persons known by us to own, in their name or beneficially, 5% or more of the outstanding class A stock and common stock of Standard Register as of December 28, 2008.

				Percent of
				Combined
Name and Address of		Number	Percent	Voting
Beneficial Owners	Class	of Shares	of Class	Power

Roy W. Begley, Jr, Nicholas C.
Hollenkamp, and James L. Sherman,
Trustees(1)	Class A	2,516,856	53.27%	38.32%
600 Albany Street	Common	5,810,508	23.83%
Dayton, Ohio 45408
Mary C. Nushawg(2)	Class A	419,476	8.88%	6.41%
600 Albany Street	Common	981,341	4.02%
Dayton, Ohio 45408
James L. Sherman(2)	Class A	419,476	8.88%	6.55%
600 Albany Street	Common	1,048,140	4.30%
Dayton, Ohio 45408
Patricia L. Begley(2)	Class A	419,476	8.88%	6.39%
600 Albany Street	Common	968,418	3.97%
Dayton, Ohio 45408
The Fifth Third Bank,	Class A	1,081,392	22.89%	16.67%
Trustee(3)	Common	2,595,312	10.64%
Cincinnati, Ohio 45202
The Fifth Third Bank,	Class A	1,071,624	22.68%	16.52%
Trustee(4)	Common	2,571,912	10.55%
Cincinnati, Ohio 45202
The Fifth Third Bank(5)	Common	7,470	0.03%	0.02%
Cincinnati, Ohio 45202
Barclays Global Investors	Common	1,258,827	5.16%	2.62%
400 Howard Street San Francisco, CA 94105

(1)	John Q. Sherman, deceased, a founder of Standard Register, set up a trust in his will for the benefit of his family. The trustees of that trust are Roy W. Begley, Jr., Nicholas C. Hollenkamp, and James L. Sherman. The trust holds voting securities, including the shares of class A and common stock of Standard Register listed in this table, in separate, equal trusts for John Q. Sherman’s three surviving children and for the heirs of his deceased children. Each child or heir is a life beneficiary of his or her respective trust. The trustees share voting and investment power for the securities in the trusts. The will of John Q. Sherman requires the trustees to give each beneficiary who is a child of John Q. Sherman, upon his or her request, a proxy allowing the beneficiary to vote the shares held in his or her respective trust.

(2)	Each of these individuals is a child of John Q. Sherman, deceased. None of them owns in his or her own name more than 5% of the outstanding voting securities of Standard Register; however, each has the right, upon his or her request, to vote the shares of Standard Register stock held in his or her respective trust created under the will of John Q. Sherman, deceased.

(3)	William C. Sherman, deceased, also a founder of Standard Register, set up a trust in his will which provides for the payment of net income for life to Helen Margaret Hook Clarke, his niece. The trustee, The Fifth Third Bank, has the sole voting and investment power for the voting securities in this trust.

(4)	William C. Sherman, during his lifetime, created a trust agreement dated December 29, 1939, which provides for the payment of net income for life to Helen Margaret Hook Clarke and the children of John Q. Sherman. The Fifth Third Bank has the sole voting and investment power for the voting securities in this trust.

(5)	Represents ownership of company common stock by Fifth Third Bank and its affiliates other than the shares in trusts established by William C. Sherman.

Security Ownership of Directors and Executive Officers

Each director and executive officer listed in the Summary Compensation Table and all directors and executive officers as a group own, in their own name or beneficially, class A stock and common stock of Standard Register on December 28, 2008, as follows:

				Percent of
				Combined
		Number	Percent	Voting
Beneficial Owners	Class	of Shares	of Class	Power

David P. Bailis	Common	10,428.043		.022
Director
Roy W. Begley, Jr.(1)(2)(3)	Common	12,767.052		.027
Director
Craig J. Brown(2)(4)(5)	Common	250,353	1.027	.521
Sr. Vice President, Treasurer & Chief Financial Officer
Bradley R. Cates(2)	Common	60,520.248		.126
Vice President, Sales and Marketing
F. David Clarke, III(2)(6)	Common	55,394.227
Chairman of the Board	Class A	5,096.108		.168
Thomas M. Furey(2)	Common	72,349.297		.151
Vice President, Chief Supply Chain Officer, and General Manager, Document & Label Solutions
Robert M. Ginnan(5)	Common	41,958.172		.087
Vice President, Treasurer & Chief Financial Officer
Michael E. Kohlsdorf	Common	6,830.028		.014
Director
Kathryn A. Lamme(2)	Common	155,575.638		.324
Sr. Vice President, General Counsel & Secretary
R. Eric McCarthey	Common	6,830.028		.014
Director
Joseph P. Morgan, Jr.(2)(7)	Common	116,284.477		.242
Director and President & Chief Executive Officer
John J. Schiff, Jr.(2)	Common	91,380.375		.190
Director
John Q. Sherman, II(2)	Common	21,457.088		.045
Director
All current executive officers and	Common	902,125	3.700	1.879
directors as a group (13 persons)(2)	Class A	5,096.108		.053

(1)	Margaret Begley, the wife of Roy W. Begley, Jr., owns 140 shares of common stock, as to which Mr. Begley disclaims beneficial ownership. Mrs. Begley is also the trustee of 600 shares of common stock for the benefit of their children, Lauren A. Begley and Kathleen A. Begley, as to which Mr. Begley disclaims beneficial ownership.

(2)	Includes the following options to purchase Standard Register common stock exercisable before April 23, 2009: Roy W. Begley, Jr.- 4,000 shares; Craig J. Brown- 175,165 shares; Bradley R. Cates- 31,175 shares; F. David Clarke, III-4,000 shares; Thomas M. Furey- 23,390 shares; Robert M. Ginnan- 33,950 shares; Kathryn A. Lamme- 92,459 shares; Joseph P. Morgan, Jr.- 59,666 shares; John Q. Sherman, II-4,000 shares; John J. Schiff, Jr.- 4,000 shares; and all executive officers and directors as a group- 431,805 shares.

(3)	Roy W. Begley, Jr. (along with Nicholas C. Hollenkamp and James L. Sherman) is trustee under the Will of John Q. Sherman. The trustees have the power to vote shares held in the separate trusts in the event that the beneficiaries of the trusts eligible to vote the shares in their trust do not desire to exercise that right. The John Q. Sherman Trusts own 2,516,856 shares of class A stock and 5,810,508 shares of common stock which in the aggregate represents 38.32% of the outstanding votes of the company. The trustees share the investment power with respect to class A and common stock held by the trusts. The beneficiaries of the trusts do not have the investment power with respect to the securities in these trusts.

(4)	Rebecca H. Appenzeller, the wife of Craig J. Brown, owns 10,500 shares of Standard Register common stock. Mr. Brown disclaims beneficial ownership of these shares.

(5)	Craig J. Brown served as Sr. Vice President, Treasurer & Chief Financial Officer of Standard Register until his retirement from the company on February 27, 2009. Effective upon Mr. Brown’s retirement Robert M Ginnan was appointed Vice President, Treasurer & Chief Financial Officer.

(6)	F. David Clarke, III, and his wife, Loretta M. Clarke, own as joint tenants 6,776 shares of Standard Register common stock, which is accounted for in the total noted. In addition, F. David Clarke, III is a shareholder of and Chairman of the board of directors of Clarke-Hook Corporation and 35,000 of the common shares accounted for in the total noted are directly owned by Clarke-Hook Corporation.

(7)	Joseph P. Morgan, Jr. was appointed as a director and President & Chief Executive Officer of Standard Register on January 21, 2009.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires directors, executive officers, and holders of 10% or more of our common stock to report certain transactions in the common stock to the Securities and Exchange Commission. Based on our records, we believe all Securities and Exchange Commission filings with respect to directors, executive officers, and holders of 10% or more of our common stock have been made in a timely manner.

CORPORATE GOVERNANCE

Corporate Governance Guidelines

The board has adopted Corporate Governance Guidelines to provide principles for the company’s governance processes. These Guidelines address, among other topics, director selection and qualifications, director responsibilities, and board and committee structure. The Corporate Governance Guidelines are reviewed periodically and updated as deemed appropriate.

Code of Ethics

The board has adopted a Code of Ethics and emphasized that directors, and all company employees, including principal executive officers and senior financial officers, are subject to the letter and spirit of the Code. The Code of Ethics covers such topics as conflicts of interest, confidentiality, compliance with legal requirements, and other business ethics subjects. It has been distributed to all employees and is made available on the company’s Web site, www.standardregister.com by clicking on the “About SR” section. Printed copies of the Code of Ethics are available by contacting the Corporate Secretary’s office, The Standard Register Company, 600 Albany Street, Dayton, Ohio 45408.

Director Independence

The board, assisted by the Corporate Governance and Nominating Committee, annually assesses the independence status of all directors for purposes of board and committee memberships. Using the “Independence Criteria” adopted by the board in conformity with New York Stock Exchange Listing Standards, as amended, the board adopted findings with respect to the independence of each director. Directors David P. Bailis, Roy W. Begley, Jr., F. David Clarke, III, Michael E. Kohlsdorf, R. Eric McCarthey, John J. Schiff, Jr., and John Q. Sherman, II, were determined to be independent. Former directors Sherrill W. Hudson and Ann Scavullo who each served as directors until the company’s 2008 annual shareholders meeting were also determined to be independent. Former director Dennis L. Rediker was considered not independent since he was an employee of the company during 2008. Joseph P. Morgan, Jr. is not considered independent since he is an employee of the company.

All members of the Audit, Compensation, and Corporate Governance and Nominating Committees are independent directors.

The Corporate Governance and Nominating Committee and board also considered commercial ordinary-course transactions with respect to several directors, and director nominees as it assessed independence status, and concluded these transactions did not impair director independence. The transactions examined were:

•	The company uses the insurance broker services of Cincinnati Financial Corporation. Director John J. Schiff, Jr., is Chairman of the Board of Cincinnati Financial. The amount paid by the company to Cincinnati Financial in 2008 was considerably under the thresholds set in the Independence Criteria with respect to both companies.

•	The company sells products and services in the ordinary course of business to KeyBank, and KeyBank is one of the lead banks in the company’s credit facility. Director Roy W. Begley, Jr., is a Senior Vice President of Key Private Bank group of KeyBank. However, these transactions do not approach the thresholds described in the Independence Criteria for either KeyBank or the company with respect to 2008 revenues or expenditures.

•	The company sells products and services in the ordinary course of business to Coca-Cola Company, which director R. Eric McCarthey serves as President, 7-Eleven Global Business Division. Such 2008 sales do not approach the thresholds described in the Independence Criteria for either Coca-Cola Company or the company.

•	Director John Q. Sherman, II sells product to the company pursuant to the company’s sourcing and supply contract with customer Fifth Third Bank. These transactions between the company and John Q. Sherman, II, were deemed not to impair his independence as the dollar amounts were considerably under the threshold set forth in the Independence Criteria.

The Independence Criteria used by the Corporate Governance and Nominating Committee and full board is available on the company’s Web site, www.standardregister.com, by clicking “About SR” and following the link to Independence Criteria.

Related Party Transaction Policy

The company is required to report certain related party transactions between the company and certain related parties, including directors, executive officers, nominees for the board, beneficial owners of 5% or more of any class of the company’s voting securities, and any of the foregoing person’s immediate family members. The board, assisted by the Corporate Governance and Nominating Committee, has adopted a written policy which establishes an approval process for related party transactions. The policy prohibits all related party transactions unless the company’s Audit Committee determines in advance of the company entering into any such related party transaction that the transaction is conducted on terms that are fair to the company. In order for the Audit Committee to approve a related party transaction, the Audit Committee must be satisfied that it has been fully informed as to the direct and indirect interests, relationships and conflicts or potential conflicts present in the proposed transaction. The Audit Committee must determine that, being fully apprised of the proposed transaction, it believes that the transaction is fair to the company and, if necessary, the company has developed an appropriate plan to manage any conflicts or potential conflicts of interest. In the event an Audit Committee member or his or her immediate family member is a related person with respect to a transaction presented to the Audit Committee, such Audit Committee member will not participate in the determination whether to approve the transaction.

In the event that the company enters into a related party transaction that has not received approval by the Audit Committee, or a transaction that was not originally a related party transaction becomes a related party transaction, the Audit Committee must review such transaction promptly, and may ratify such transaction, provided that, in such case, unless there is otherwise a compelling business or legal reason for the company to continue with the transaction, the Audit Committee may only ratify the transaction if it determines that (i) the transaction is fair to the company, and (ii) any failure to comply with the policy was not due to fraud or deceit. The General Counsel of the company is responsible for ensuring that the Policy is distributed to all officers, directors, nominees for the board, and beneficial owners of 5% or more of any class of the company’s voting securities. Such officers, directors, nominees for the board, and beneficial owners are responsible for informing their immediate family members of the Policy. The General Counsel is also responsible for requiring that any proposed transaction be presented to the Audit Committee for consideration before the company enters into any such transactions.

Certain Transactions

The Fifth Third Bank’s trust department holds shares in the company as disclosed in the “Voting Securities and Principal Holders” table and, as such, beneficially owns more than 5% of the outstanding class A stock and common stock of the company. The company provides a broad range of services to Fifth Third Bank including purchasing, inventory management, fulfillment, distribution and other services and also sells Fifth Third Bank printed products and banking documents, all in the ordinary course of business and on terms and conditions similar to those offered to other company customers. The revenue received by the company from Fifth Third Bank in 2008 in connection with providing these products and services was approximately $11.4 million.

Board Meetings and Director Attendance at Annual Meeting of Shareholders

In 2008, the board met ten times. All incumbent directors, with the exception of Joseph P. Morgan, Jr. who wasn’t appointed as a director until January 21, 2009, attended at least 75% of the board meetings, and the meetings of committees on which each director served.

Directors all stand for election or reelection at each annual meeting of shareholders. Directors make every effort to attend the annual meetings. While the board does not have a formal “policy” in this regard, its clear practice is for directors to be present at the annual meeting of shareholders.

Board and Committee Structure

The board has three standing committees: Corporate Governance and Nominating, Compensation, and Audit. In addition, in 2008, as in other years as deemed desirable, the Board authorized formation of an Executive Committee.

Corporate Governance and Nominating Committee

The Corporate Governance and Nominating Committee met four times in 2008. All current members of the Committee attended all of the Committee meetings held in 2008 during the period for which they served on the Committee. The Committee is chaired by John Q. Sherman, II. Other Committee members are David P. Bailis, Roy W. Begley, Jr., and R. Eric McCarthey. All members of the Committee are independent.

The board has adopted a Charter for this Committee. It is reviewed annually and updated as appropriate. It is available on the company’s Web site, www.standardregister.com, at “About SR.”

The Corporate Governance and Nominating Committee assists the board in defining board roles and developing processes to optimize board functioning. It also studies and recommends adoption by the board of directors of corporate governance processes intended to comply with applicable legal, regulatory, and listing standard requirements. In addition, the Committee oversees the company’s succession planning process and director nomination process. The Committee provides leadership to the board of directors and other committees in performing annual self-assessments. These self-assessments give the board and Committees insight into how they are performing their roles in the corporate governance process. The Corporate Governance and Nominating Committee conducted an assessment of its own performance as part of this process.

Director Nominating Process

The Corporate Governance and Nominating Committee and the board, in performing their director-nomination function, identify director candidates from a range of sources. Historically, these have included recommendations from current directors and major shareholders.

Director candidates are generally evaluated by reference to criteria such as integrity, candor, judgment, skills and experience with respect to the industry in which the company operates, leadership, strategic understanding, and independence. These factors are considered in the context of the current composition of the board. A candidate is evaluated against these criteria regardless of the source of the recommendation. There are no “minimum requirements” as such, although integrity and judgment are considered absolute requirements. Rather, the board examines all capabilities, skills, and experience in evaluating director candidates.

The policy of the Committee and board is to consider recommendations for director candidates from any interested party, especially shareholders. Shareholders and other interested persons who wish to recommend a director candidate should submit the recommendation in writing addressed to The Standard Register Company Corporate Governance and Nominating Committee, in care of the Corporate Secretary, The Standard Register Company, 600 Albany Street, Dayton, Ohio 45408. The communication should state the name of the candidate, his or her qualifications, and contact information for the shareholder or interested party, and the candidate. Such candidates will be evaluated using the same criteria as candidates proposed from other sources. There have been no material changes to the process by which shareholders and interested parties may recommend nominees to the board.

In connection with the appointment of Joseph P. Morgan, Jr. as President & Chief Executive Officer of the company, the Committee reviewed Mr. Morgan’s qualifications as a director and found Mr. Morgan to be well qualified. In addition, the Committee believes it customary and desirable to have the company’s Chief Executive Officer also serve as a director and therefore recommended to the board of directors that Mr. Morgan be appointed as a director.

All eight of the nominees recommended by the board for election at the 2009 Annual Meeting of Shareholders were previously elected as directors by the shareholders, with the exception of Joseph P. Morgan, Jr. who was appointed as a director by the board of directors on January 21, 2009.

Audit Committee

The board has established a separately-designated standing Audit Committee for purposes of overseeing the accounting and financial reporting processes of the company and audits of its financial statements.

The Audit Committee met four times in 2008. All current members of the Committee attended all of the meetings held in 2008 during the period for which they served on the Committee. Michael E. Kohlsdorf is Chair of the Audit Committee. The others members of the Committee are F. David Clarke, III, R. Eric McCarthey, and John J. Schiff, Jr. The board has determined that all members of the Committee are independent directors and meet the financial literacy requirements of the New York Stock Exchange.

The board adopted an Audit Committee Charter in April 2000. It is reviewed annually and updated as appropriate. It is available on the company’s Web site, www.standardregister.com, at “About SR.”

The Audit Committee is responsible for monitoring and assuring the integrity of Standard Register’s financial reporting process. It accomplishes this function by assessing the internal accounting and auditing practices of the company, and the independent auditor’s fulfillment of its role in the financial reporting process. The Committee has sole authority for appointing and assessing the independent auditors, and setting their fees. Additionally, the Committee administers compliance with the company’s Code of Ethics. To that end, the Committee has established procedures for the receipt, retention and investigation of complaints regarding accounting, internal accounting controls or auditing matters. Any interested person may contact the Audit Committee directly through the company’s external Web site by clicking on “About SR,” as more fully described in the later section “Contact Information.” Company employees may contact the Audit Committee, anonymously if they wish, through a toll-free telephone number linked to a third party who will record complaints related to accounting and auditing matters and forward such complaints directly to the Audit Committee.

The board has determined that independent directors Michael E. Kohlsdorf and R. Eric McCarthey each satisfy the “Audit Committee financial expert” qualifications contained in regulations issued pursuant to the Sarbanes-Oxley Act of 2002. Specifically, the board has concluded that Mr. Kohlsdorf’s previous experience as a chief financial officer of two different publicly traded companies qualifies him as an “Audit Committee financial expert” and that Mr. McCarthey’s previous experience as Chairman of the audit committee of a publicly traded company following the enactment of Sarbanes-Oxley Act qualifies him as an “Audit Committee financial expert.” With respect to both Mr. Kohlsdorf and Mr. McCarthey, their experience with respect to audits of financial statements of publicly held companies, internal controls, application of generally accepted accounting principles, and audit committee functions, and their independence as board members, meet the criteria for “Audit Committee financial expert.”

Compensation Committee

The Compensation Committee met ten times in 2008. All current members attended all of the Committee meetings held in 2008 during the period for which they served on the Committee. The Committee is chaired by Roy W. Begley, Jr. Other members are David P. Bailis, Michael E. Kohlsdorf, and John Q. Sherman, II. All members of the Committee are independent directors.

The board has adopted a Charter for the Compensation Committee. It is reviewed annually and updated as appropriate. It is available on the company’s Web site, www.standardregister.com, at “About SR.”

The Compensation Committee has sole responsibility for determining compensation for the Chief Executive Officer, and it recommends compensation for other executive officers to the board for approval. The Committee administers the equity and other compensation plans described in the executive compensation disclosures included in this proxy statement. It is responsible for reviewing and recommending to the board the annual retainer and other fees and grants for directors in connection with service on the board and Committees.

The Compensation Committee is authorized to establish and review the compensation strategy of the company in order to align organizational strategies, goals, and performance with appropriate compensation rewards to executive officers and directors. It accomplishes this by evaluating components of total compensation and assessing performance against goals, market competitive data, and other appropriate factors. The Committee also has authority to make grants of stock awards to executive officers and senior management. It may recommend to the board, and to shareholders, new equity incentive plans or amendments to existing plans. The Committee has sole authority to select and retain independent experts and consultants in the field of executive compensation, to advise with respect to market data, competitive information, executive compensation trends, and other matters as requested.

In most years, the Committee has established a discretionary pool of equity awards and delegated to the Chief Executive Officer and General Counsel the granting of such awards for purposes of new hire incentives, spot awards and recognition, and the like. The General Counsel provides the Committee with an accounting of any discretionary grants made during the year. In 2008, the Chief Executive Officer and General Counsel made no discretionary grants.

The Committee has not delegated any other of its accountabilities to any persons.

Executive officers work with the Committee and its independent compensation consultant to propose compensation features that provide appropriate incentives to meet company goals and reward performance. The primary role of executive officers in this regard is to identify and discuss components of the company’s business plan that are critical to execution. Further, executive officers provide context regarding the degree of difficulty in attaining certain goals. The Chief Executive Officer discusses with the Committee his evaluation of the performance of each executive officer, which the Committee takes into account in recommending compensation for executive officers other than the CEO. Executive officers participate and give input into the work valuation analysis undertaken by the Committee with respect to each executive officer role. For 2008, Mr. Rediker provided recommendations to the Committee and the Committee approved salary increases for the executive officers.

The Committee has directly retained an independent compensation consultant, Semler Brossy Consulting Group, LLC to assist in its duties. Semler Brossy is not otherwise engaged to perform work for the company. Semler Brossy is retained for a number of purposes, including: to perform an annual competitive assessment of compensation programs and practices, build and maintain an internal work valuation tool for Committee decision-making, construct an appropriate peer group, provide market competitive compensation data, recommend appropriate mix of compensation elements, assist the Committee in performing the Chief Executive Officer performance evaluation, review and comment on management recommendations such as proposed grants of stock awards to non-officer management, and update the Committee on emerging trends. Semler Brossy’s representative, who has worked with the Committee for four years, attends all Committee meetings.

Compensation Committee Interlocks and Insider Participation

In addition to the current members of the Compensation Committee, Sherrill W. Hudson and Ann Scavullo also served on the Committee during Standard Register’s 2008 fiscal year until Standard Register’s 2008 annual meeting of shareholders. The Compensation Committee of the board is composed solely of independent directors named above. None of the current members of the Compensation Committee, Mr. Hudson or Ms. Scavullo have any interlocking relationships with the company that are subject to disclosure. None of the current committee members nor Mr. Hudson or Ms. Scavullo are, or was during 2008, a current or former executive officer or employee of the company.

Executive Committee

The Executive Committee has the authority to act on behalf of the board of directors during the time between meetings, in all matters except for filling vacancies on the board of directors or any of its committees. The Executive Committee met once in 2008. F. David Clarke, III is Chairman of the Executive Committee, and Mr. Bailis is the other member. Mr. Rediker was a member of the Executive Committee until his resignation from the board in November of 2008. The Committee has no separate charter, but its authority is established by resolution of the board of directors. Of the Executive Committee members, Messrs. Clarke and Bailis are considered independent, and Mr. Rediker was not considered independent.

Contact Information and Corporate Governance Document Availability

The board and its committees have established processes for shareholders and interested parties to contact the Presiding Director, Audit Committee, and board. Director John Q. Sherman, II, has been selected to preside at the meetings of non-management directors of the board of directors to be held in 2009.

Shareholders and interested parties may communicate with Mr. Sherman and with the Audit Committee through the company’s Web site, www.standardregister.com, at the “About SR” section by clicking on “Corporate Governance.” Communications for the board, the presiding director and the Audit Committee may also be sent to the Corporate Secretary, The Standard Register Company, 600 Albany Street, Dayton, Ohio 45408. All communications to the board, the presiding director, and the Audit Committee will be forwarded by the Corporate Secretary to the appropriate director(s).

The Charters of all board committees, the Corporate Governance Guidelines, the Code of Ethics, and the Independence Criteria, may be accessed on the company’s Web site, www.standardregister.com at the “About SR” section by clicking on “Corporate Governance.” Printed copies of these documents are available on request by contacting the Corporate Secretary’s office at the address noted above.

AUDIT COMMITTEE REPORT

During 2008, the Audit Committee reviewed interim quarterly financial statements with management and the independent auditors. This review was conducted prior to the filing of the company’s 10-Q reports containing the respective interim quarterly financial statements. In addition, the Committee reviewed and discussed the 2008 year-end audited financial statements with executive management, including the chief financial officer and the independent auditors. This review took place prior to publication of the audited financial statements in the 10-K filing and annual report to shareholders. Each review was conducted with the understanding that management is responsible for preparing the company’s financial statements and the independent auditors are responsible for examining the statements.

In further discharge of its responsibilities, the Audit Committee met with the independent auditors, both in the presence of management and privately. The Committee and independent auditors discussed those matters described in Statement of Auditing Standards No. 61, “Communication with Audit Committee.” These discussions included review of the scope of the audit performed with respect to the company’s financial statements. The company’s internal auditor also met with the Committee, both in the presence of management and privately, in order to review the effectiveness of the company’s internal controls and the internal auditor’s responsibilities in that regard and other compliance and audit matters. The company has maintained an internal audit function for many years. In addition, the Committee conducted regular private meetings with General Counsel, and with management, including the chief financial officer and corporate controller.

The Audit Committee received and discussed periodic reports of management and the internal auditor, with respect to design and assessment of the company’s internal controls over the financial reporting process. The Committee further received and discussed the report of the independent auditors with respect to their audit of internal controls over financial reporting performed by the independent auditors in conjunction with the audit of the company’s financial statements, as set forth in Public Company Accounting Oversight Board Auditing Standard No. 5.

The Audit Committee received the independent auditor’s written statement required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence. This written statement described any relationships between the independent auditors and the company that may reasonably be thought to bear on independence. Following receipt of this written statement and discussions of the matters described in it, the Committee was satisfied as to the auditor’s independence.

Based on the foregoing, the Audit Committee recommended to the board of directors that the audited financial statements be included in the company’s annual report on Form 10-K, for fiscal year ending December 28, 2008, for filing with the Securities and Exchange Commission.

Michael E. Kohlsdorf, Chairman
F. David Clarke, III
R. Eric McCarthey
John J. Schiff, Jr.

Independent Registered Public Accounting Firm Information

With respect to the 2007 and 2008 fiscal years, the company paid fees to Battelle & Battelle, LLP, its independent auditors, as follows:

FEES TO INDEPENDENT AUDITOR	FY 2008	FY 2007

Audit Fees	$826,000	$826,000
Audit-Related Fees	64,900	84,600
Tax Fees	0	0
All Other Fees	0	0

Total Fees	$890,900	$910,600

The Audit Committee has adopted a procedure for pre-approval of all fees charged by Battelle & Battelle. Under the procedure, the Audit Committee approves the engagement letter with respect to audit and review services noted on the table above. Audit-related, tax and other fees are subject to pre-approval by the entire Committee, or, in the period between meetings, by a designated member of the Audit Committee. Any such approval by the designated member is disclosed to the entire Audit Committee at the next meeting. All audit-related fees paid to Battelle & Battelle, LLP, with respect to the 2008 audit year were approved by the Audit Committee.

The category of audit fees includes the audit of Standard Register’s annual consolidated financial statements, the audit of internal control over financial reporting, the review of financial statements included in our quarterly reports on Form 10-Q and services that are normally provided by Battelle & Battelle, LLP, in connection with statutory and regulatory filings or engagements.

Audit-related fees consist of assurance and related services provided by Battelle & Battelle, LLP, that were reasonably related to the performance of the audit or review of our financial statements. It included fees billed in 2008 and 2007 for the audit of our benefit plans and accounting consultation regarding accounting literature. The audit-related fees are for services generally required to be performed by Battelle & Battelle, LLP, because they follow upon and are linked to Battelle & Battelle, LLP’s audit of the company’s consolidated financial statements.

The Audit Committee has determined that the provision of audit-related services by Battelle & Battelle, LLP, is compatible with maintaining such firm’s independence.

EXECUTIVE COMPENSATION

Named Executive Officers

This section provides information concerning each of the executive officers named in the Summary Compensation Table with the exception of Mr. Morgan, who is a nominee for director. Similar information regarding Mr. Morgan may be found in the section dealing with Proposal 1. This section also provides information regarding Robert M. Ginnan, who was appointed as Vice President, Treasurer & Chief Financial Officer, effective as of the retirement of Craig J. Brown on February 27, 2009.

		Served As
Name	Age	Officer Since

Craig J. Brown	59	1987
Mr. Brown has been Senior Vice President, Treasurer & Chief Financial Officer since March 1995. Mr. Brown retired from Standard Register on February 27, 2009.
Bradley R. Cates	39	2007
Mr. Cates is Vice President, Sales and Marketing, a position he has held since April 2007. From September 2005 to April 2007, Mr. Cates served as Vice President, Marketing. Mr. Cates was Vice President, Strategic Accounts, from August 2003 to September 2005. From December 2001 to August 2003, he was Business Development Director.
Thomas M. Furey	44	2006
Mr. Furey has been Vice President, Chief Supply Chain Officer and General Manager, Document & Label Solutions since April 2006. He joined the company in May 2004 as Vice President, Manufacturing Operations, Document & Label Solutions. From December 2004 to April 2006, he served as Vice President & General Manager, Document & Label Solutions. Prior to joining the company, Mr. Furey was Director, Process Technology and Quality for the Fasson Roll North America division of Avery Dennison from January 2002 to September 2002 and from September 2002 to May 2004 was Director of Operations for Fasson Roll North America.
Robert M. Ginnan	45	2009
Mr. Ginnan has been Vice President, Treasurer & Chief Financial Officer since February 27, 2009. From June 2000 to February 2009, Mr. Ginnan served as Corporate Controller of Standard Register.
Kathryn A. Lamme	62	1998
Ms. Lamme has served as Senior Vice President, General Counsel & Secretary of the company since April 2006, having served as Vice President, General Counsel & Secretary from April 2002.
Dennis L. Rediker	65	2000
Mr. Rediker served as President and Chief Executive Officer of Standard Register from June 2000 until September 2008.

COMPENSATION DISCUSSION AND ANALYSIS

The following summary of our executive compensation policies and practices provides information and analysis of decisions we made concerning the compensation of our executive officers. This discussion and analysis should be read in conjunction with the tables and narratives that follow and includes a discussion of:

•	The Compensation Committee of our Board of Directors and its general philosophy

•	The process followed by our Compensation Committee in setting executive compensation

•	Recent changes in executive management and our Board of Directors

•	The overall objectives of our compensation program and an analysis of the material components of compensation for the named executive officers listed in the Summary Compensation Table

•	Additional income tax and accounting information.

Compensation Committee Overview and General Philosophy

Our Compensation Committee is composed solely of independent directors. They have the overall responsibility for establishing and implementing our compensation program for executive officers, including approval and monitoring of compensation program design, performance goals, and compensation levels. Neither our Chief Executive Officer nor any other member of management votes on matters before the Compensation Committee; however, the Compensation Committee may request the views of our Chief Executive Officer on compensation matters, particularly as they relate to compensation of the other named executive officers and establishing incentive performance goals.

Our Compensation Committee has the authority under its charter to engage the services of outside advisors and currently uses an independent consulting firm, Semler Brossy Consulting Group LLC, to advise them on matters related to executive compensation and to assist in designing our executive compensation program. As independent consultants, they help our Compensation Committee determine the relevant competitive market value for our executive officers by providing market data and alternatives to consider when making compensation decisions. They also assist with linking the appropriate drivers of successful strategy execution to each executive officer role and in setting the appropriate compensation levels. Semler Brossy does not perform other consulting services for the company.

As a company, our fundamental objective is to create shareholder value through both stock price appreciation and dividends to our shareholders. Our executive compensation program is designed to serve this objective by aligning management incentives with the interests of our shareholders. The philosophy of our Compensation Committee is that the design of our executive compensation program should:

•	Reflect our business strategy and objectives as well as the long-term interests of our shareholders

•	Consider industry-specific and market practices to establish compensation levels that attract, motivate, reward, and retain key contributors.

Our Compensation Committee used the following guiding principles in 2008 to analyze and establish executive officer compensation and incentives:

•	Total direct compensation should be positioned between the 35th and 75th percentiles of the competitive market value based on an assessment of each executive officer’s required contribution to successful strategy execution

•	Annual incentives should pay at target for target performance and above target for exceeding key financial and strategic goals

•	Long-term incentives should make up a significant portion of total compensation, relate to financial performance metrics that drive long-term value creation, and serve as a means to retain key performers and contributors

•	Long-term incentives should also provide executive officers with an ownership stake in the company, but can also be designed to include non-equity compensation if business circumstances dictate this need.

Executive Compensation Decision-Making Process

Working closely with their independent compensation consultant, our Compensation Committee uses the following multi-step approach in setting executive officer compensation:

•	Benchmarking to identify the competitive market values of total direct compensation and the separate components of pay for each executive officer role (e.g. base salary, annual cash incentive awards, and equity-based compensation)

•	Target positioning to establish the comparable range of competitive market values by performing a “Work Valuation” for each executive officer role

•	Performance evaluations to consider the performance of each executive officer during the year.

Benchmarking — First, for competitive market value comparisons, we benchmark against the following sources to identify and make comparisons of the market values of each executive officer’s total direct compensation and individual components. We utilize this information primarily in establishing base salary and long-term equity-based compensation.

For 2008, we adjusted both the 2007 survey and peer group data by 3.5% to reflect expectations around annual pay increases versus performing a full pay review of the benchmarking data.

1.	A survey of general industry companies (broad cross section of U.S. companies) at or near our size as described in the table below:

Publisher	Survey Name	Industry	Methodology

Mercer HRC	2007 Mercer Benchmark Database: U.S. Executive	Manufacturing — All	Tabular Data Scope: Revenues Scope range: $500 million — $2 billion Median revenue: $1.5 billion Incumbents: 12-30 depending on the position

2.	A primary peer group of nine public companies that are both in our industry and are of similar to slightly larger size, and have similar business characteristics. The peer group was last updated in 2007 and included: Bowne & Company, Inc., Cenveo, Inc., Consolidated Graphics, Inc., Deluxe Corporation, Ennis, Inc., Ikon Office Solutions, Inc., Pitney Bowes, Inc., Schawk, Inc., and United Stationers, Inc. The criteria used when the primary peer group was last updated included:

•	Companies meeting similar size criteria defined as annual revenues between $500 million to $5 billion in revenue. At the time of the update, all of the peer companies except for Pitney Bowes, a critical peer that was above the range, fell within the revenue range.

•	Companies in our industry with similar business characteristics, defined as industrial and manufacturing companies that primarily provide commercial printing, electronic document services or office solutions, supplies, and services.

The Compensation Committee considered both sources in developing competitive market values used for setting compensation in 2008. An equally-weighted average of the survey and peer group values was used for comparative purposes. While the Mercer survey data provides information regarding competitive pay levels across a broad base of companies, we also look to our peer group to provide industry-specific competitive pay levels from a more focused group of companies with whom we may compete for executive talent. For positions other than the Chief Executive Officer and Chief Financial Officer, the market data was adjusted up or down based on how the primary responsibilities of the role were different from those of the market comparisons.

Target Positioning — Next, we assess the degree of strategic influence of each executive role using an internal “Work Valuation” rating system that was developed in 2005. In determining 2008 compensation, the Compensation Committee evaluated the degree of importance of an executive officer’s role, related to various strategic factors of company performance, as shown in the table below:

Strategic Factor	Weight

Growing revenue	35%
Improving return on investment	30%
Driving necessary change and innovation	20%
Protecting assets	15%

The Compensation Committee analyzes and rates the degree to which a role maintains, enables, or optimizes the company’s ability to meet the strategic objectives and financial goals for each factor. Based on the overall internal rating assigned to each executive officer role, compensation levels for the roles are targeted between the 35th and 75th percentiles of the competitive market value. We have found that the use of the 50th-to-75th percentile range is common for benchmarking, and we want to make sure that our compensation levels are competitive for those roles most critical to strategy achievement. The strategic assessments are generally reviewed each year for possible changes and updated upon appointment of a new executive officer or a significant change in the executive officer role. There were no target positioning changes in 2008 for any of the named executive officers.

Overall internal work valuation ratings and how they equate to strategy achievement and competitive market targeted percentiles are shown in the table below.

Overall
Internal			Competitive Market
Rating	Definition	Degree of Influence	Target Percentile

O	Optimizes	High Impact	75th
E	Enables	Moderate Impact	50th
M	Maintains	Limited Impact	35th

The following chart indicates the overall competitive market target positioning levels for the named executive officer roles in 2008. The target percentile is intended to be reached over time.

Competitive
Market Target
Role	Percentile

Chief Executive Officer (CEO)	75th
Chief Operating Officer (COO)	75th
Senior Vice President, Chief Financial Officer, and Treasurer (CFO)	50th
Senior Vice President, General Counsel and Secretary (General Counsel)	50th
Vice President, Chief Supply Chain Officer & General Manager, Document and Label Solutions	75th
Vice President, Sales and Marketing	75th

Performance Evaluations — As a final step, our Chief Executive Officer evaluates each executive officer’s performance taking into account the following factors: performance relative to job responsibilities (including legal and regulatory compliance in the case of the CFO and General Counsel), key financial achievements, contributions to the leadership team, overall leadership, and retention risk. Based upon these factors, he rates each officer as one of the following: “Exceeds”, “Meets”, or “Meets Minus”. These ratings are used in conjunction with each officer’s positioning relative to the market to determine recommendations for compensation increases. There is no specific formula used to weigh these two inputs. Generally, “exceeds” performers who are currently much less than the market will receive larger than market increases, “meets” performers who are at their target market positioning will receive market median increases, and “meets minus” performers receive lower increases.

In determining the Chief Executive Officer’s compensation, our Compensation Committee considers the results of the Board’s annual evaluation of his performance and his achievement versus goals for the year. The performance review evaluates the Chief Executive Officer’s management and leadership including contributions to strategic planning and execution, financial acumen in running the business, board relations, overall leadership, management development, and management of operations.

Changes in Executive Management and Board of Directors

2008 was a transitional year for us in terms of our executive management and Board of Directors.

•	In April 2008, we promoted Mr. Morgan to Chief Operating Officer and increased his compensation and annual cash incentive award level in recognition of his promotion. In September 2008, he assumed the role of Acting Chief Executive Officer upon the departure as President and Chief Executive Officer by Mr. Rediker. On January 21, 2009, he was appointed President and Chief Executive Officer and a member of our Board of Directors.

•	Mr. Hudson and Ms. Scavullo, two members of our Board of Directors and Compensation Committee, decided not to stand for re-election at the April 2008 Annual Meeting, and we elected three new members to our Board: Messrs. Bailis and Kohlsdorf, who are members of the Compensation Committee, and Mr. McCarthey.

•	In December 2008, we announced we would appoint Mr. Robert M. Ginnan as Chief Financial Officer following the retirement of Mr. Brown, our current Chief Financial Officer, which occurred on February 27, 2009.

Changes in Compensation for 2009

•	Due to recent turnover and the shorter tenure of our executive officers, target positioning for 2009 compensation will change from the work valuation results to the 50th percentile of the competitive market values for all of the named executive officers.

•	For the 2009 annual cash incentive award, the award level for Mr. Brown and Ms. Lamme was temporarily reduced from 65% to 60% of base salary. The award level for Messrs. Furey and Cates was temporarily reduced from 50% to 45%. These reductions were at the request of the executive officers due to budget constraints.

•	Upon his appointment to President and Chief Executive Officer, Mr. Morgan’s base salary was increased to $600,000 per year and his annual cash incentive award level was increased to 75% of his base salary. At his request, the award level was temporarily reduced to 60% for 2009.

Compensation Objectives and Material Components

We compensate our executive officers through a mix of base salary and incentive compensation designed to be externally competitive, internally fair, and linked to achievement of our business strategy and financial goals. We believe that compensation of our executive officers should be influenced by competitive market levels, but most significantly determined by performance. The annual and long- term incentive portions of an executive’s compensation are placed at risk and are linked to specific financial performance goals that are designed to benefit both the company and our shareholders. As a result, executives are provided the opportunity to earn a higher level of compensation during years of excellent financial performance and conversely, in years of lower financial performance, compensation is limited to their base compensation. Our pay for performance philosophy was evident in 2008 as illustrated below:

•	In February 2009, we announced our financial results for 2008 which did not meet the minimum financial goal for the annual cash incentive award. As a result, no plan participants, including the named executive officers, will receive any payout of the award.

•	Upon certification of our financial performance for the 2005-2007 performance period, all of the performance-based restricted stock awards were forfeited by the named executive officers in February 2008 because the performance goal was not met by the end of 2007. As a result, the named executive officers received no value from the award except for the dividends received during the performance period.

•	In February 2008, options held by our named executive officers to acquire 138,500 shares of common stock, granted in 1998, expired unexercised at the end of their term because the exercise price was higher than the market price of common stock at that time. As a result, the named executive officers received no value from the award.

Three components comprise total direct compensation opportunities for our executive officers: base salary, annual cash incentive awards, and long-term equity-based awards. We do not have a targeted mix of compensation components; however, total direct compensation is weighted more towards performance-based components. The actual mix of components is the result of our financial and stock price performance and compensation decisions that have been made over time separately for each individual element of compensation. The Compensation Committee relies in part upon the advice of Semler Brossy and the results of their benchmarking to make these compensation decisions.

The following table illustrates the mix of compensation opportunities provided to our named executive officers in 2008 and a comparison of their total direct compensation (TDC) to the competitive percentile (based on an equally-weighted average of survey and peer group values) and the role’s target positioning percentile. Information for Mr. Morgan is based on his role as Chief Operating Officer. No changes to his total direct compensation were made as a result of his assuming the Acting Chief Executive Officer role.

			Annual		TDC	TDC Target
			Cash	Long-Term	Competitive	Positioning
Executive Officer	Role	Base Salary	Incentive	Equity(1)	Percentile	Percentile

		% of TDC	% of TDC	% of TDC

Joseph P. Morgan, Jr.	President and Chief Executive Officer*	32%	21%	47%	47th	75th
Craig J. Brown	Senior Vice President, Chief Financial Officer, and Treasurer	33%	21%	46%	51st	50th
Kathryn A. Lamme	Senior Vice President, General Counsel and Secretary	31%	20%	49%	56th	50th
Thomas M. Furey	Vice President, Chief Supply Chain Officer & General Manager, Document and Label Solutions	37%	19%	44%	35th	75th
Bradley R. Cates	Vice President, Sales and Marketing	42%	21%	37%	50th	75th
Dennis L. Rediker	Former President and Chief Executive Officer	32%	24%	44%	45th	75th

*	Information in the above table for Mr. Morgan is for his role as Acting Chief Executive Officer.

(1)	Based on an estimated fair value at the date of the award.

Total direct compensation in comparison to target positioning varies by executive officer due in part to the following:

•	The Compensation Committee’s assessment of our financial and stock price performance as well as other economic considerations

•	Mr. Rediker’s past request to limit his long-term equity grants and his overall compensation, given the company’s stage in implementing its strategy

•	Messrs. Morgan, Furey, and Cates, three relatively new executive officers, whose compensation would be increased and moved towards competitive levels over time.

As a result of the above factors, an analysis of compensation by component against our target positioning reveals that:

•	Base salaries and long-term equity compensation opportunities are generally consistent with target positioning for Mr. Brown and Ms. Lamme. Base salaries and long-term equity compensation is lower than the target positioning for Messrs. Morgan, Furey, and Cates, due to their shorter tenure as executive officers, and in the case of Mr. Morgan, due to his shorter tenure in his roles as Chief Operating Officer and Acting Chief Executive Officer. Base salary and long-term equity compensation opportunities were also lower for Mr. Rediker, due in part to the Compensation Committee’s evaluation of his performance as well as the annual limitation for grants under our 2002 Equity Incentive Plan

•	Annual cash incentive award levels are not necessarily linked to the executive officer’s target positioning.

Long-term incentives are equity-based to reinforce alignment with shareholder interests. Equity compensation is weighted to award more value through performance-based restricted shares than stock options because we believe performance-based restricted stock better reinforces the urgency of achieving financial performance goals over the next few years. In an effort to balance the motivational aspects of the performance-based restricted stock plan with retention, grantees of restricted stock currently receive dividends during the vesting period and may vote these shares. In 2009, we will discontinue the practice of paying dividends on unvested shares of restricted stock. Stock options continue to reinforce the importance of increasing stock price over the long-term.

Performance-based restricted stock and stock option awards are intended to complement one another. The performance-based restricted stock award builds value in two ways: 1) company financial performance determines whether the shares are earned or not; and 2) stock price performance determines the ultimate value of the awards. If performance-based restricted stock targets are achieved and the shares become vested, over time, the stock price should increase creating value for the stock options.

COMPENSATION OBJECTIVES

The objective of each compensation component is summarized below.

Compensation Component	Description	Objective

Base salary	• Fixed compensation • Reviewed annually and may be increased based on individual performance and market competitiveness	• Compensate officers for fulfilling their basic job responsibilities • Aid in attraction and retention
Annual cash incentive awards	• Variable compensation earned based on performance against pre-established annual goals	• Reward for annual goal achievement that contributes to the company’s strategy, and ultimately, long-term total return to shareholders • Focus executives as a team on overall corporate results
Performance-based restricted shares	• Shares of stock that can be earned if pre-determined goals are achieved over the performance period	• Reward for mid-term goal achievement that contributes to the company’s strategy, and ultimately, long-term total return to shareholders
• Focus executives as a team on sustained corporate performance
	• Participants earn dividends on shares during the performance period	• Contribute to executive stock ownership • Motivate and aid in retention through dividend payments

Compensation Component	Description	Objective

Stock options	• Opportunity to purchase company stock at an exercise price equal to the fair market value on the date of grant	• Align executive gains with shareholder gains over the long-term by rewarding executives for stock price improvement • Contribute to executive stock ownership • Motivate and aid in retention
Non-qualified deferred compensation plan	• Opportunity to defer receipt of earned compensation	• Aid executives in tax planning by allowing them to defer taxes on certain compensation • Provide a competitive benefit
Retirement plans	• Qualified Pension Plan	• Provide retirement benefits
	• Non-qualified supplemental retirement benefits that provide additional retirement income to officers beyond what is provided in the company’s standard retirement plans	• Provide additional retirement income security for officers who remain with the company for a period of time
	• The former Chief Executive Officer had retirement benefits that were dictated by his contract	• Aid in retention

Base Salary

Our Compensation Committee reviews and approves executive officer base salaries annually. In setting base salaries for each executive officer, the Compensation Committee considers the results of our:

•	Benchmarking process and other competitive market analysis

•	Target positioning relative to individual job responsibilities, level of experience, and time in position

•	Individual performance evaluations

•	Affordability relative to our financial performance.

In general, there are three situations that may result in an adjustment to base salary: annual merit increases, promotions or changes in executive roles, and market adjustments.

Potential merit increases are reviewed in December and increases, if any, are usually effective the beginning of our fiscal year. Annual merit increases are not guaranteed and are determined on an individual basis, and to a large extent, based on recommendations from our Chief Executive Officer.

An executive officer may also receive a base salary increase as a result of a change in responsibilities or the executive’s role, or a promotion to a new position. While we use the results of our benchmarking and target positioning process, we also carefully consider past experience and affordability when making such salary changes.

Market adjustments can be made when we recognize a significant gap between the competitive market value and an executive’s base salary. These gaps can be driven by inflation, a limited supply of talent for a particular role, or most recently, a higher value for positions such as Chief Financial Officers resulting from increased responsibilities associated with that position.

The base salary of the named executive officers was increased for 2008 as follows:

		Base Salary
	2007 Base Salary	Increase Amount	2008 Base Salary
Executive Officer	($)	($)	($)

Joseph P. Morgan, Jr.	291,000	109,000	400,000
Craig J. Brown	338,000	20,000	358,000
Kathryn A. Lamme	293,000	18,000	311,000
Thomas M. Furey	258,000	16,000	274,000
Bradley R. Cates	238,000	15,000	253,000
Dennis L. Rediker	746,000	34,000	780,000

Mr. Morgan received an 8.6% merit increase in January 2008 and, in April 2008, his base salary was increased to $400,000 upon his promotion to Chief Operating Officer (COO). The target positioning of the COO role was established at the 75th percentile of the competitive market value; however, the base salary for Mr. Morgan was established well below the target upon his initial appointment because he was new to the role. In September 2008, Mr. Morgan was appointed Acting Chief Executive Officer. In lieu of an adjustment to his base salary, he received a transformation incentive bonus described under annual cash incentive awards.

Base salary increases for the remaining executive officers consisted of merit increases recommended by our Chief Executive Officer in light of the company’s improved financial results in 2007. Given our financial performance in 2006, with the exception of the Chief Financial Officer, the base salaries for all other executive officers remained the same in 2007 despite good performance by the executive officers versus their individual goals, and despite some shortfalls versus competitive pay. A market adjustment was made to the base salary for Mr. Brown in 2007 to address a significant shortfall versus targeted competitive pay levels.

Annual Cash Incentive Awards

Annual cash incentive awards are based on a percentage of base salary (award level) and for all executive officers other than our Chief Executive Officer previously equaled 50% of base salary. The uniform award levels were intended to promote teamwork and therefore were not necessarily benchmarked against our survey or peer group values. For 2008, award levels for Mr. Brown and Ms. Lamme were increased to 65% to be more consistent with the competitive market. The award level for Mr. Morgan was also increased to 65% at the time he was promoted to Chief Operating Officer and remained the same in his capacity as Acting Chief Executive Officer.

The annual cash incentive award level for our former Chief Executive Officer had been equal to 75% of base salary, due to the significantly higher degree of responsibility associated with the position.

The award level for each named executive officer is shown in the table below:

Executive Officer	Award Level

Joseph P. Morgan, Jr.	65%
Craig J. Brown	65%
Kathryn A. Lamme	65%
Thomas M. Furey	50%
Bradley R. Cates	50%
Dennis L. Rediker	75%

Our practice is to award annual cash incentive awards to executive officers under our Management Incentive Compensation Plan (Incentive Plan) based upon objective business performance goals approved by the Compensation Committee. Goals are established each year, depending on the relevant business focus of the company for the year. In 2008, the business performance goal established was adjusted pre-tax earnings from continuing operations amount. The calculation begins with pre-tax earnings from continuing operations and is adjusted to eliminate (1) the annual cash incentive award amount, and (2) asset impairments, restructuring and other exit costs, amortization of net actuarial pension losses, and pension settlement charges due to the non-operational nature of these items. The Compensation Committee can, at its discretion, exclude other items from the calculation or approve awards in the event that the established goal is not achieved. No such discretion was used in 2008.

We do not believe that an “all or nothing” approach is appropriate for the annual cash incentive awards. Rather, the performance goal is scaled so that the executive officer can receive part of an award in the event that acceptable, but not the desired, financial results are achieved. As shown in the table below, a threshold level of adjusted pre-tax earnings from continuing operations must be attained in order for executive officers to earn any annual cash incentive award (Minimum). For 2008, the company’s budgeted financial performance constituted the target and would pay out 100% of the annual cash incentive award. This level of financial performance would be equivalent to approximately $1.04 per share, after payout of the award is factored into the calculation. The 2008 target is 13% higher than the 2007 actual financial performance and was designed to exceed the current annual dividend amount, which was the performance goal for 2007. Performance goals are also established for higher payout rates, up to 200%, if actual performance significantly exceeds the target. The table below shows the approximate potential payout levels, stated as a percentage of the award level.

At the end of the fiscal year, we assess our actual financial performance against the performance goal, and an overall payout percentage amount is calculated. In 2008, our financial performance was less than the threshold amount and no annual cash incentive awards were earned.

2008 Annual Cash Incentive Goals

	Minimum	Target	Maximum

Adjusted pre-tax earnings from continuing operations	$47,967,000	$60,624,000	$83,985,000
Incentive payout percentage earned	40%	100%	200%

In 2008, our Compensation Committee also approved an additional incentive plan to reward the development of a transformation plan to position the company for growth in 2009 and beyond and for achievement of its initial stages. Participants are those top executives, which include the named executive officers, who are instrumental in designing and executing the transformation. Mr. Morgan is eligible for payments totaling $260,000 and each of the remaining named executive officers are eligible for payments totaling $30,000. Mr. Morgan’s incentive amount was based on a competitive CEO base salary less his current base salary, prorated over the time he served as Acting CEO. This amount was doubled as an incentive to complete the actions viewed by the Committee as important to future growth, and provided Mr. Morgan with a performance-based opportunity to increase his overall compensation beyond a salary increase. In return for this incentive, Mr. Morgan agreed not to take a base compensation increase for his role as Acting CEO. Incentive amounts for the remaining named executive officers were discretionarily determined. Payments will be earned in two equal amounts subject to achievement of specific performance objectives. The first payment was made in December 2008 and was earned by completing all of the following objectives before December 31, 2008:

•	Substantial completion of announced headcount reduction

•	Adoption of the 2009 budget

•	Finalization of balanced scorecard measurements.

To earn the second and final payment, all of the following objectives must be completed on or before April 1, 2009:

•	Completion of sales transformation initiatives

•	Re-organization of business units.

We have not implemented any additional clawback provisions that would adjust or attempt to recover incentive compensation paid to any or all of our executive officers if the performance objectives upon which such compensation were based were to be restated or otherwise adjusted in a manner that would have the effect of reducing the amounts payable or paid. However, in accordance with Section 304 of the Sarbanes-Oxley Act of 2002, if we are required to restate our financial statements due to any material noncompliance with any financial reporting requirement under the federal securities laws, as a result of misconduct, our Chief Executive Officer and Chief Financial Officer are legally required to reimburse us for any bonus or other incentive-based or equity-based compensation he or they receive from us during the 12-month period following the first public issuance or filing with the Securities and Exchange Commission of the financial document embodying such financial reporting requirement, as well as any profits they realize from the sale of our securities during this 12-month period.

Long-Term Equity Compensation

Our Compensation Committee administers the 2002 Equity Incentive Plan and approves all equity-based awards. We believe providing long-term equity compensation opportunities further focuses the executive officers’ efforts on the company’s financial goals and aligns executive and shareholder interests. Our practice is to grant equity-based awards to attract, retain, motivate, and reward our executive officers, and to encourage their ownership of an equity interest in the company. We encourage stock ownership by executives, but do not have any formal stock ownership guidelines.

In 2008, our Compensation Committee approved the 2008-2009 Officer Long-Term Incentive Compensation Plan. Awards to be made under the plan are for a two-year performance period (2008-2009) and, except for our former CEO, the value of the award is to be split 70%/30% between a one-time grant in 2008 of performance-based restricted stock and annual stock option grants to be awarded in 2008 and 2009. This split allows the Compensation Committee to adjust for changes in individual performance and contributions. The award for our former CEO was to be entirely performance-based restricted stock.

The annualized value of the performance-based restricted stock grants, taken together with the expected value of the annual stock option awards, was intended to provide each executive officer with a target grant that was consistent with our competitive benchmarking and based on internal strategic value, retention risk, individual performance, and time in current position. All of these factors influenced individual grants, which varied from officer to officer.

Stock Options — We believe stock options are inherently performance-based because the exercise price is equal to the closing market value of our common stock on the date the option is granted. Therefore, the stock option has value only if the market value of our common stock increases over time.

Stock options are generally awarded annually and in 2008, we granted stock options only to executive officers. It is our policy to time stock option grants after release of financial results and any other material inside information. With the exception of discretionary awards, grants of stock options are generally approved by the Compensation Committee annually after the announcement of year-end results in late February. If the Compensation Committee is in possession of material information, as it was in February 2008, the granting of stock option awards is delayed until the information has become public.

If authority to make grants to non-executives is delegated to management in the case of significant promotions, new hires, and other discretionary awards, the Compensation Committee approves in advance the overall terms of such grants, the specific limits of delegated authority, and the specific requirements for reporting to the Compensation Committee. Discretionary awards, of which there were none in 2008, are generally made on the second and fourth Fridays of each month.

Performance-Based Restricted Shares — In 2008, we granted these awards primarily to executive officers. A total of 312,600 nonvested shares of performance-based restricted stock were awarded to the named executive officers, which represents the target amount. These shares are entitled to receive dividends during the performance period and have voting rights. The performance-based shares will vest upon achievement of an adjusted earnings per share amount over the two-year period. For the 2008-2009 performance period, the financial performance goal is cumulative and assumes that the 2008 financial goal for the annual cash incentive award would be achieved and then increased by 10% in the second year. The adjusted earnings per share calculation also excludes asset impairments, restructuring and other exit costs, amortization of net actuarial pension losses, and pension settlement charges from the calculation due to the non-operational nature of these items.

Threshold, target, and maximum performance goals will result in vesting of some or all of the target awards granted and possible grants of additional shares. The amount of shares that ultimately vest could range from 50% to 150% of the target-level grant. If the actual performance achieved is below the threshold level, all of the shares previously granted will be forfeited. If the actual performance achieved is above the target level, additional shares will be granted and immediately vested.

The executive officer must remain an executive officer of the company until our Compensation Committee approves achievement of the performance goal, anticipated to be in February 2010, at which time the shares will vest. Upon retirement of Mr. Rediker, Mr. Brown, or Ms. Lamme after December 31, 2008, but before December 31, 2009, the shares will continue to be subject to vesting, if the performance goal is met, on a pro-rated basis.

The table below shows the approximate potential payout levels, stated as a percentage of the award level.

2008-2009 Cumulative Long-Term Incentive Goals

	Minimum	Target	Maximum

Adjusted cumulative earnings per share	$2.06	$2.18	$2.46
Incentive payout percentage earned	50%	100%	150%

In February 2008, our Compensation Committee certified our financial results for the 2005-2007 performance period. All of the previously issued performance-based restricted stock awards were forfeited by the named executive officers because the performance goal was not met by the end of 2007. As a result, the named executive officers received no value from the award except for the dividends received during the performance period.

Perquisites

In prior years, executive officers received $18,000 per year in cash perquisite accounts to be used for car expenses, memberships, and financial and tax planning. In December 2006, the cash perquisite accounts were eliminated and their value was added to base salary compensation for 2007. Executive officers participate in healthcare and other benefit programs on the same terms as other employees.

Retirement Plans

Executive officers participate in the same defined benefit pension and defined contribution 401(k) plans as do other salaried employees of the company, dependent upon their dates of hire. Because the Internal Revenue Code limits the amount of compensation used in determining the benefits earned by our executive officers under our tax-qualified defined benefit plan, we maintain various supplemental retirement benefit plans for our executive officers to provide them with additional retirement benefits. The supplemental retirement opportunities are also benchmarked to provide provisions generally consistent with industry practices.

A description of these plans and the executive officers that participate in each plan are covered under the Pension Benefits Table. We provide these retirement benefits to our executive officers in order to remain competitive, attract key personnel, and retain existing executive officers. The supplemental plans focus on rewarding long-service officers who have made important contributions to the company over time. This is accomplished through a 10-year cliff vesting provision that only rewards those who have remained as an officer with the company for that time.

Mr. Rediker’s employment contract provided him with a supplemental retirement benefit equal to 50% of the average of his final three years of base salary, offset by amounts earned under our current plans and payments from a past employer.

Deferred Compensation Plan

We also provide executive officers the ability to defer a portion of their base salary and annual cash incentive awards on a tax-deferred basis. There is no provision for any matching contribution to this plan.

Change in Control

As discussed in more detail under “Potential Payments upon Termination or Change in Control,” Mr. Rediker’s employment agreement, as well as a number of the retirement plans and other benefit plans, provides for payments and/or vesting of benefits under certain circumstances in connection with termination of employment and a change in control. The triggering events for payments and vesting of benefits in the various agreements and plans are relatively common for plans of this nature and are designed to provide for fair treatment of the participants under the various circumstances and to reasonably reward the participants for their loyalty and commitment to the company.

Termination and Severance Agreements

During 2008, Dennis L. Rediker departed as President and Chief Executive Officer. Pursuant to the terms of his employment agreement, Mr. Rediker is entitled to receive $780,000, representing one year of base salary in lieu of twelve months prior written notice. The severance amount is payable in twelve equal monthly installments. In addition, Mr. Rediker is entitled to any annual bonus that might have been earned under the 2008 cash incentive award; however, no such bonus was earned. Mr. Rediker was also paid approximately $20,000 to compensate him for the loss of non-cash benefits, including retirement benefits that he would have received during 2008. In addition to cash compensation, Mr. Rediker is entitled to receive all accumulated benefits under the retirement plans and agreements in which he participated. The present value of these benefits is disclosed in the table under “Pension Benefits.” All unexercised, nonvested stock options and nonvested shares of performance-based restricted stock were forfeited by Mr. Rediker in accordance with the plan’s provisions. Mr. Rediker did not receive any value from exercisable stock options as the market price was less than the exercise price at the time they expired.

We have no employment agreements with the remaining named executive officers.

Additional Information

Income Tax Compliance Policy

Section 162(m) of the Internal Revenue Code (the “Code”) limits the tax deduction for compensation paid to our Chief Executive Officer and certain other executives (“Covered Employees”) to $1 million per year. The limitation does not apply to compensation that qualifies as “performance-based.” Our annual cash incentive awards and performance-based restricted stock awards are made under shareholder-approved plans. We believe these awards qualify as performance-based compensation under the Code. Our Compensation Committee considers the effect of section 162(m) in designing our compensation program.

Tax and Accounting Implications for Compensation

An important factor considered when designing our compensation program is the cost of the various components of compensation. We are required to expense the fair value of all share-based payments under equity accounting rules related to stock options and other stock awards. The accounting treatment is taken into consideration in the design of our long-term equity compensation awards.

Base salary is expensed when earned and is not tax deductible over $1 million for Covered Employees.

Annual cash incentive awards are expensed during the year when it is probable that the financial performance goal will be met. The amounts paid meet the requirements of Section 162(m) of the Code and are tax deductible.

Stock options are expensed in accordance with equity accounting rules, which is generally over the vesting period, unless the individual has reached “retirement-eligible age.” Amounts realized are tax deductible upon exercise of the options.

Performance-based restricted stock is expensed in accordance with equity accounting rules, which is generally over the performance period if it is probable that the performance goal will be met. Awards are tax deductible when the shares vest and are released.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table and footnotes contain information regarding compensation earned in or with respect to 2008 by:

•	Our Chief (Principal) Executive Officer

•	Our Chief (Principal) Financial Officer

•	Our three other most highly compensated executive officers

•	Our former Chief Executive Officer

We refer to these officers collectively as our named executive officers.

					Non-Equity
					Incentive Plan	Change in	All Other
		Salary	Stock Awards	Option Awards	Compensation	Pension Value	Compensation	Total
Name and Principal Position	Year	($)	($)(1)	($)(1)	($)(2)	($)(3)	($)(4)	($)

Joseph P. Morgan, Jr.	2008	366,731	—	37,193	130,000	8,049	129,561	671,534
President and Chief Executive Officer	2007	290,308	(70,941)	21,787	58,424	—	76,359	375,937
	2006	273,000	96,847	12,153	45,467	23,882	27,900	479,249
Craig J. Brown	2008	357,231	—	70,744	15,000	258,941	47,843	749,759
Senior Vice President, Treasurer and	2007	336,192	(231,547)	52,899	67,659	233,910	38,715	497,828
Chief Financial Officer	2006	291,000	271,829	25,922	48,464	—	19,320	656,535
Kathryn A. Lamme	2008	310,308	—	213,633	15,000	289,434	54,272	882,647
Senior Vice President, General Counsel and	2007	292,308	(248,000)	52,590	58,827	422,411	39,226	617,362
Secretary	2006	275,000	263,363	25,510	45,800	121,794	19,104	750,571
Thomas M. Furey
Vice President, Chief Supply Chain Officer	2008	273,385	13,255	26,572	15,000	279	87,955	416,446
and General Manager Document and	2007	257,308	(18,859)	19,370	51,783	269	61,071	370,942
Label Solutions	2006	239,231	52,066	10,432	39,843	258	18,900	360,730
Bradley R. Cates	2008	252,423	16,613	19,461	15,000	1,617	73,133	378,247
Vice President, Sales and Marketing	2007	231,000	16,376	12,974	46,489	1,554	10,180	318,573
Dennis L. Rediker	2008	583,692	—	15,858	15,000	63,235	871,997	1,549,782
Former President, and	2007	745,308	(286,359)	84,047	224,990	86,937	71,029	925,952
Chief Executive Officer	2006	728,000	363,077	47,837	181,866	411	27,900	1,349,091

(1)	Represents the amount of compensation recorded as expense for financial statement purposes related to nonvested stock and option awards to our named executive officers. Compensation expense is calculated in accordance with Statement of Financial Accounting Standards 123(R), Share-Based Payment, which we refer to as SFAS 123(R), but does not include any impact of potential forfeitures. SFAS 123(R) requires the fair value of stock options granted to be recognized to expense over the shorter of the vesting period or the time period until the individual is retiree eligible. Ms. Lamme is considered retiree eligible; therefore the amount of expense shown under stock awards in 2008 is much higher than the other named executive officers. See Note 12 to our Consolidated Financial Statements included in Form 10-K for the year ended December 28, 2008 for discussion of the relevant assumptions used to determine fair value. The amounts shown do not represent amounts paid to the named executive officers. Whether, and to what extent, the named executive officers realize value will depend on our financial performance, our stock price, and continued employment.

No compensation expense is shown above in 2008 under stock awards for performance-based awards because we do not expect the performance goal will be met at the end of 2009.

The majority of compensation expense shown above in 2006 for stock awards was for performance-based awards that were forfeited and canceled in 2008 because the performance goal was not met by the end of 2007. The expense was reversed in 2007 because the stock was not expected to vest.

(2)	The amounts represent annual cash incentive awards earned during the year under our Management Incentive Compensation Plan. Annual awards were based upon the attainment of financial goals for the year as discussed in the Compensation Discussion and Analysis and represent a payout percentage of approximately 40% and 33% of the target award amount for 2007 and 2006. No annual cash incentive awards were earned in 2008. These amounts are paid in the subsequent year upon approval of our Compensation Committee in February. In 2008, the named executive officers earned amounts under an additional incentive plan for the development of the transformation plan discussed in the Compensation Discussion and Analysis.

(3)	The amounts reflect the total change in actuarial present value of the accumulated pension benefits under all defined benefit retirement plans in which the named executive officer participates. The amounts are determined using interest rate and mortality rate assumptions consistent with those used in our audited consolidated financial statements. Our pension plans utilize a different method of calculating the actuarial present value for the purpose of determining a lump sum payment. See further discussion of actuarial assumptions, plan benefits, and executive officer participation under the “Pension Benefits” table. No named executive officer received preferential or above-market earnings (as these terms are defined by the SEC) on their deferred compensation accounts.

(4)	The table below shows the components of other compensation.

			Company
		Company	Contribution to	Dividends on
		Contribution to	Supplemental	Forfeited
		Tax-Qualified	Defined	Restricted Stock	Tax
		401(k) Plan	Contribution Plan	Awards	Gross-Ups	Perquisites	Severance	Total
Name	Year	($)(1)	($)(2)	($)(3)	($)(4)	($)(5)	($)(6)	($)

Joseph P. Morgan, Jr.	2008	9,888	83,273	35,926	474	—	—	129,561
	2007	10,125	50,366	15,088	780	—	—	76,359
	2006	9,900	—		—	18,000	—	27,900
Craig J. Brown	2008	1,380	—	46,463	—	—	—	47,843
	2007	1,350	—	37,365	—	—	—	38,715
	2006	1,320	—	—	—	18,000	—	19,320
Kathryn A. Lamme	2008	7,632	—	46,640	—	—	—	54,272
	2007	1,154	—	38,072	—	—	—	39,226
	2006	1,104	—	—	—	18,000	—	19,104
Thomas M. Furey	2008	9,876	51,025	27,054	—	—	—	87,955
	2007	10,125	44,573	6,373	—	—	—	61,071
	2006	9,900	—	—	—	9,000	—	18,900
Bradley R. Cates	2008	7,036	47,087	19,136	474	—	—	73,733
	2007	7,100	—	2,300	780	—	—	10,180
Dennis L. Rediker	2008	9,900	—	61,226	—	—	800,871	871,997
	2007	10,125	—	60,904	—	—	—	71,029
	2006	9,900	—	—	—	18,000	—	27,900

(1)	The 401(k) Savings Plan previously had two methods for determining the percentage match from the company. Under the original method, we matched ten cents on the dollar for the first six percent (6%) of the participant’s compensation deferred into the plan. The original method was used in connection with the traditional pension retirement formula of The Stanreco Retirement Plan until June 30, 2008, when benefits accruing under that formula were frozen. Under the second method, which was previously only used in connection with the pension equity formula of The Stanreco Retirement Plan, we match seventy-five cents on the dollar for the first six percent (6%) of the participant’s compensation deferred into the plan. Mr. Brown and Ms. Lamme were covered by this formula for the first half of 2008 and the second method for the last half of 2008. Messrs. Morgan, Furey, Cates, and Rediker were covered by the second method for the entire year.

As a result of the freeze of pension benefits under the traditional formula of The Stanreco Retirement Plan, effective June 30, 2008, all employees, including the named executive officers, receive a match of seventy-five cents on the dollar for the first six percent (6%) of the participant’s compensation deferred into the plan. The company match vests after three years of service.

(2)	Participants in the Supplemental Executive Retirement Plan, a defined contribution plan, are credited with 15% of annual base salary and annual cash incentive compensation.

(3)	We pay dividends on nonvested stock awards, including performance-based restricted shares, during the vesting period. Dividends paid on the amount of performance-based shares that we do not expect to vest are recorded as compensation expense.

(4)	We pay for the cost of spouses that accompany employees on our annual sales award event. These amounts are taxable to the employee and we provide a tax gross up to cover the incremental tax expense to the employee. This benefit is provided to all employees that attend the event.

(5)	We previously had established cash perquisite accounts for executive officers in the amount of $18,000 to be used for club memberships, car expense, financial and tax planning, and similar expenses. Mr. Furey became on officer in April 2006 and received a pro-rata amount. Beginning in 2007, the cash perquisite accounts were eliminated and added to base salary compensation.

(6)	Mr. Rediker departed as the company’s President and Chief Executive Officer on September 12, 2008. Under the terms of his employment agreement, he is entitled to one year base salary plus compensation for the loss of non-cash benefits that he would have received.

As reflected in the summary compensation table, the salary and bonus received by each of our named executive officers as a percentage of their total compensation for 2008 was as follows: Mr. Morgan 54.6%; Mr. Brown 47.6%; Ms. Lamme 35.2%; Mr. Furey 65.6%, Mr. Cates 66.6%, and Mr. Rediker 37.7%.

Grants of Plan-Based Awards in 2008

The following table contains information related to:

•	Cash amounts that could have been earned in 2008 by our named executive officers under the terms of our Management Incentive Compensation Plan and Transformation Plan if the financial and business goals were obtained

•	Nonvested performance-based stock awards and stock option awards granted by our compensation committee, reflected on an individual grant basis.

									All Other
			Estimated			Estimated			Option Awards:
			Possible Payouts			Possible Payouts			Number of	Exercise or
			Under Non-Equity			Under Equity			Securities	Base Price
			Incentive Plan Awards			Incentive Plan Awards			Underlying	of Option	Grant Date
		Approval	Threshhold	Target	Maximum	Threshhold	Target	Maximum	Options	Awards	Fair Value
Name	Grant Date	Date(1)	($)(2)	($)(2)	($)(2)	(#)(3)	(#)(3)	(#)(3)	(#)(4)	($/Sh)	($)(5)

Joseph P. Morgan, Jr.	NA		95,350	238,375	476,750
	11/24/2008		130,000	260,000	260,000
	2/26/2008	2/20/2008				23,300	46,600	69,900			441,768
	4/29/2008								53,400	9.51	84,020
Craig J. Brown	NA		93,080	232,700	465,400
	11/24/2008		15,000	30,000	30,000
	2/26/2008	2/20/2008				26,900	53,800	80,700			510,024
	4/29/2008								46,150	9.51	72,612
Kathryn A. Lamme	NA		80,860	202,150	404,300
	11/24/2008		15,000	30,000	30,000
	2/26/2008	2/20/2008				26,900	53,800	80,700			510,024
	4/29/2008								46,150	9.51	72,612
Thomas M. Furey	NA		54,800	137,000	274,000
	11/24/2008		15,000	30,000	30,000
	2/26/2008	2/20/2008				17,500	35,000	52,500			331,800
	4/29/2008								30,000	9.51	47,202
Bradley R. Cates	NA		50,600	126,500	253,000
	11/24/2008		15,000	30,000	30,000
	2/26/2008	2/20/2008				11,700	23,400	35,100			221,832
	4/29/2008								20,000	9.51	31,468
Dennis L. Rediker	NA		234,000	585,000	1,170,000
	2/26/2008					50,000	100,000	150,000			948,000

(1)	Represents date of compensation committee meeting at which awards were approved to be granted effective February 26, 2008, after the record date for first quarter 2008 dividends.

(2)	Represents the threshold, target, and maximum annual cash incentive award amounts that could have been earned in 2008 under our Management Incentive Compensation Plan and the additional incentive plan which are both described in the Compensation Discussion and Analysis under “Annual Cash Incentive Awards”. No annual cash incentive award amounts were earned in 2008 under the Management Incentive Compensation Plan as the financial performance achieved was less than the threshold amount. The portion of the additional incentive amount earned in 2008 is included in the Summary Compensation Table under Non-Equity Incentive Plan Compensation.

(3)	Represents the threshold, target, and maximum number of shares of performance-based restricted stock that could be granted under the Long-Term Officer Incentive Compensation Plan for executive officers for the 2008-2009 cumulative performance period. Each of the named executive officers received a contingent award of nonvested shares in February 2008 at the target level. Dividends are paid on the contingent shares during the performance period at the same rate as paid to all shareholders. The executive officers also have voting rights on the contingent shares during the performance period.

The number of shares actually earned will depend upon the achievement of cumulative adjusted earnings per share amount at the end of 2009. The awards have specific treatment, either during or after the performance period, in the event of death, disability, or retirement. All of these provisions are further described in the Compensation Discussion and Analysis under “Long-Term Equity Compensation.”

As a result of Mr. Rediker’s departure, his shares were forfeited and canceled.

(4)	Represents stock option awards granted under the 2002 Equity Incentive Plan. Grants of stock options vest 25% each year upon the anniversary of the grant date. The term of these options is ten years. Other material terms of the stock option awards are described in the section “Potential Payments upon Termination and Change in Control.”

(5)	Represents the grant date fair value of stock options and nonvested performance-based restricted stock awards granted under our 2002 Equity Incentive Plan in 2008. The fair value is calculated based on the grant date fair value of the award as determined under SFAS 123(R) for financial reporting purposes times the number of shares granted and does not represent amounts paid to the executive officers for the year. Fair value for stock options is determined using the Black-Scholes Model. See Note 12 to our Consolidated Financial Statements included in Form 10-K for the year ended December 28, 2008 for discussion of the relevant assumptions used to determine fair value.

(6)	The amount of expense recognized in 2008 under accounting rules for equity-based compensation is included in the Summary Compensation Table under Stock Awards. This expense may not represent amounts that the named executive officers actually realize from the awards.

Outstanding Equity Awards

The following table contains information related to unexercised stock option awards and nonvested restricted stock awards held by each of our named executive officers at December 28, 2008.

	Stock Option Awards				Restricted Stock Awards
								Equity
							Equity	Incentive Plan
							Incentive	Awards:
							Plan Awards:	Market or
							Number of	Payout Value
	Number of	Number of			Number of		Unearned	of Unearned
	Securities	Securities			Shares or	Market Value	Shares, Units	Shares, Units
	Underlying	Underlying			Units of	of Shares or	or Other	or Other
	Unexercised	Unexercised	Option		Stock That	Units of Stock	Rights	Rights That
	Options(1)	Options(1)	Exercise	Option	Have Not	That Have Not	That Have	Have Not
	(#)	(#)	Price	Expiration	Vested(2)	Vested(3)	Not Vested(4)	Vested(3)
Name	Exercisable	Unexercisable	($)	Date	(#)	($)	(#)	($)

Joseph P. Morgan, Jr.	17,050	—	20.16	2/5/2013			46,600	430,584
	17,050	—	18.01	2/18/2014
	8,175	2,725	12.89	2/23/2015
	4,444	4,443	17.00	2/22/2016
	4,000	12,000	13.07	2/21/2017
	—	53,400	9.51	4/29/2018

Craig J. Brown	5,000	—	30.25	12/29/2008			53,800	497,112
	5,000	—	15.44	2/16/2010
	45,000	—	12.63	12/13/2010
	10,000	—	19.47	12/12/2011
	17,500	—	22.87	2/13/2012
	21,875	—	20.16	2/5/2013
	18,590	—	18.01	2/18/2014
	12,525	4,175	12.89	2/23/2015
	12,000	12,000	17.00	2/22/2016
	11,250	33,750	13.07	2/21/2017
	—	46,150	9.51	4/29/2018
Kathryn A. Lamme	2,000	—	30.25	12/29/2008			53,800	497,112
	2,000	—	15.44	2/16/2010
	9,000	—	12.63	12/13/2010
	3,000	—	19.47	12/12/2011
	5,000	—	22.87	2/13/2012
	7,500	—	20.16	2/5/2013
	10,000	—	18.01	2/18/2014
	11,100	3,700	12.89	2/23/2015
	12,440	12,438	17.00	2/22/2016
	11,250	33,750	13.07	2/21/2017
	—	46,150	9.51	4/29/2018

Thomas M. Furey	7,000	—	12.35	5/28/2014	1,175	10,857	35,000	323,400
	2,625	875	12.89	2/23/2015
	2,500	2,500	17.00	2/22/2016
	2,140	2,140	13.30	4/27/2016
	3,500	10,500	13.07	2/21/2017
	—	30,000	9.51	4/29/2018

Bradley R. Cates	1,000	—	30.25	12/29/2008	2,625	24,255	23,400	216,216
	5,625	—	12.63	12/13/2010
	2,500	—	19.47	12/12/2011
	1,500	—	22.87	2/13/2012
	3,000	—	20.16	2/5/2013
	3,800	—	18.01	2/18/2014
	500	—	10.35	9/28/2014
	500	—	12.49	1/31/2015
	1,875	625	12.89	2/23/2015
	500	—	14.26	5/23/2015
	2,500	2,500	17.00	2/22/2016
	3,500	10,500	13.07	2/21/2017
	—	20,000	9.51	4/29/2018

(1)	The vesting date of each option is listed in the table below by expiration date.

Expiration	Vesting	Expiration	Vesting
Date	Date	Date	Date

12/29/2008	12/29/2002	9/28/2014	9/28/2005
2/16/2010	2/16/2004	1/31/2015	1/31/2006
12/13/2010	12/13/2004	2/23/2015	2/23/2009
12/12/2011	12/31/2004	5/23/2015	5/23/2006
2/13/2012	12/31/2004	2/22/2016	2/22/2010
2/5/2013	12/31/2004	4/27/2016	4/27/2010
2/18/2014	12/31/2004	2/21/2017	2/21/2011
5/28/2014	5/28/2008	4/29/2018	4/29/2012

(2)	Service-based restricted stock awards for Mr. Furey vest as follows: 2009-675 shares; and 2010-500 shares. Service-based restricted stock awards for Mr. Cates vest as follows: 2009-1,125 shares; and 2010-1,000 shares; and 2011-500 shares.

(3)	The stock price used to calculate values in the above table is $9.24, the closing price on December 26, 2008, the last trading day of 2008.

(4)	All of the shares shown are performance-based restricted shares that will vest in February, 2010 if the previously described financial performance objective is met.

Option Exercises and Stock Vested

In 2008 none of our named executive officers exercised any stock option awards that were granted to them. The named executive officers as a group held options to acquire 138,500 shares of Common Stock, granted in 1998, which expired in 2008. These options were not exercised because the exercise price was higher than the market price of Common Stock.

The following table contains information related to stock awards held by each of our named executive officers that vested during 2008. The named executive officers as a group held 174,024 shares of nonvested performance-based restricted stock, granted in 2005, which was forfeited and canceled in 2008 because the financial performance goal was not met.

		Stock Awards
		Number of
		Shares Acquired	Value Realized
		on Vesting	on Vesting(1)
Name		(#)	($)

Joseph P. Morgan, Jr.	2008	—	—
Craig J. Brown	2008	—	—
Kathryn A. Lamme	2008	—	—
Thomas M. Furey	2008	1,175	12,222
Bradley R. Cates	2008	1,125	11,438
Dennis L. Rediker	2008	—	—

(1)	The value realized represents the number of shares acquired on vesting multiplied by the market price on the day of vesting.

Pension Benefits

The following table contains information regarding the present value of the accumulated benefits for our named executive officers under our defined benefit retirement plans as of December 28, 2008, the same date used for financial reporting purposes. Assumptions used in the calculated amounts for defined benefit plans include (a) mortality according to the RP2000 mortality table, (b) future compensation increases of 3.5%, (c) a retirement age equal to the earliest time at which the executive could retire without any reduction in benefits, and (d) applying a discount rate of 5.75% per annum. For further discussion of assumptions used in calculating accumulated benefits, see Note 13 to our Consolidated Financial Statements included in our Form 10K for the year ended December 28, 2008. There were no payments made under these plans during 2008.

		Number of Years	Present Value of
		Credited Service	Accumulated Benefit
Name	Plan Name	(#)	($)

Joseph P. Morgan, Jr.	Stanreco Retirement Plan(1)	4	33,620
	Non-Qualified Retirement Plan(1)	4	10,794
	Officers’ Supplemental Non-Qualified Plan	5	21,681
Craig J. Brown	Stanreco Retirement Plan(2)	34	1,075,323
	Non-Qualified Retirement Plan(2)	34	1,230,938
	Officers’ Supplemental Non-Qualified Plan	22	817,846
Kathryn A. Lamme	Stanreco Retirement Plan(2)	10	381,848
	Non-Qualified Retirement Plan(2)	10	130,533
	Officers’ Supplemental Non-Qualified Plan	11	717,070
Thomas M. Furey	Stanreco Retirement Plan(1)	1	6,619
	Non-Qualified Retirement Plan(1)	1	639
Bradley R. Cates	Stanreco Retirement Plan(1)	5	39,067
	Non-Qualified Retirement Plan(1)	5	2,963
Dennis L. Rediker	Stanreco Retirement Plan(1)	5	44,113
	Non-Qualified Retirement Plan(1)	5	125,082
	Officers’ Supplemental Non-Qualified Plan	8	1,013,468
	Supplemental Retirement Agreement	8	857,925

(1)	Includes years of credited service through December 31, 2004 at which time pension plan benefits were frozen. See discussion below.

(2)	Includes years of credited service through June 29, 2008 at which time pension plan benefits were frozen. See discussion below.

The Stanreco Retirement Plan (Qualified Plan) is our qualified defined benefit pension plan. The benefits were previously based on years of service and the employee’s average annual compensation based on the five highest years, or years of service and a benefit multiplier (traditional formula). In 2004, the benefit formula for certain participants (primarily participants hired after December 31, 1999) was frozen and these participants do not earn any additional benefit credits after this date; however, their lump sum earns 4% interest annually until termination of employment with the company (pension equity formula). Messrs. Morgan, Furey, Cates and Rediker participate under this formula. The traditional formula covers plan participants hired before January 1, 2000, including Mr. Brown and Ms. Lamme. The traditional formula provides a defined benefit calculated as 1.3 percent of final average pay (average of highest five years of base and annual cash incentive) times years of credited service. Effective June 30, 2008, we modified the Qualified Plan and the nonqualified supplementary benefit plan discussed below for participants that were still accruing benefits under the plans. As a result, these participants ceased accruing pension benefits and final pension benefit amounts will be based on pay and service through June 29, 2008. Normal retirement age is 65, but unreduced benefits are available at age 62. Plan participants can elect payment in the form of a lump sum or annuity.

The Non-Qualified Retirement Plan supplements the Qualified Plan and is available to all Qualified Plan participants who are affected by limits imposed by the Tax Reform Act of 1986, including executive officers. It provides retirement benefits that would have been payable from the Qualified Plan but for such limits. Benefits are calculated using the same underlying formula as the Qualified Plan, traditional or pension equity, and all features of the Non-Qualified Retirement Plan are the same as the Qualified Plan.

The Officers’ Supplemental Non-Qualified Plan provides additional retirement benefits based on years of credited service as an executive officer in excess of five years. It is intended to be a competitive benefit to attract and retain talented executive leadership. It provides a defined benefit calculated as 3.05 percent of final average pay (the average of the highest five years of base and annual cash incentive) times years of officer service in excess of five years. The plan was amended effective January 1, 2007, to provide that retirement benefits be paid out to the participant or survivor in ten annual installments. The plan has a 10-year cliff vesting provision and contained a provision that fully vested all participants in benefits earned under the plan, upon amendment, suspension or termination of the plan. Therefore, the 2007 plan amendment vested all participants with less than ten years of officer service.

Mr. Brown and Ms. Lamme are eligible for early retirement under all plans in which they participate. These plans provide that a participant may elect early retirement at age 62 or at age 55 with ten years of credited service. The benefit payable upon early retirement is subject to a reduction factor of five percent for each year the participant is under age 62.

The sum of annual benefits payable under the above retirement plans cannot exceed more than 50% of the executive officer’s final average pay.

We had a Supplemental Retirement Agreement with Mr. Rediker which supplemented his benefits under the plans in which he participated. The Supplemental Retirement Agreement ensured that Mr. Rediker would receive annual retirement benefits equal to 50% of the average of base salary paid to him in his final three years of employment. The Supplemental Retirement Agreement provides that retirement benefits which Mr. Rediker receives from prior employment with other companies shall be netted against our obligation to pay 50% of average annual base salary. The amount shown for Mr. Rediker’s Supplemental Retirement Agreement is the result of netting amounts owed from prior employers and amounts due from us under the other plans listed in the above table in which Mr. Rediker participated.

With the exception of our Qualified Plan, we do not fund any retirement plans, but we accrue for projected benefits and pay benefits from general corporate assets. None of the defined benefit retirement plans provide flexibility to enhance the years of service or other components of the formula other than by plan amendment. We have not enhanced years of service or other components of the formulas for any executive officer.

Non-Qualified Defined Contribution and Deferred Compensation Plans

The following table contains information related to our named executive officers’ participation in our Supplemental Executive Retirement Plan (a nonqualified defined contribution plan) and deferred compensation plans. There were no contributions or withdrawals by, or distributions to, the named executive officers in 2008.

	Company Contributions in	Aggregate Earnings in	Aggregate Balance at Last
	Last Fiscal Year	Last Fiscal Year	Fiscal Year End
Name	($)(1)	($)(2)	($)(3)

Joseph P. Morgan, Jr.	83,273	3,022	136,661
Craig J. Brown	—	(25,807)	259,421
Kathryn A. Lamme	—	(47,673)	124,199
Thomas M. Furey	51,025	2,674	98,272
Bradley R. Cates	47,087	(40,092)	115,743

(1)	Represent amounts earned under our Supplemental Executive Retirement Plan which were reported as compensation in the Summary Compensation Table.

(2)	Represent amounts earned under The Standard Register Company Deferred Compensation Plan and the Supplemental Executive Retirement Plan. None of the earnings are above-market or preferential and, accordingly, such amounts are not included in the Summary Compensation Table.

(3)	Of this total, $133,639 was reported for Mr. Morgan, $384,599 for Mr. Brown, $95,598 for Mr. Furey, and $47,087 for Mr. Cates on a cumulative basis in the Summary Compensation Table.

We have a Supplemental Executive Retirement Plan for executive officers who are not in the traditional formula of our Qualified Plan or other supplemental defined benefit retirement plans discussed above. Messrs. Morgan, Furey, and Cates participate in this defined contribution plan. The plan is designed to supplement benefits available under our 401(k) savings plan to executive officers hired after 2000 or who participate in the pension equity formula of our Qualified Plan. Participant accounts are credited annually on the last day of the year with 15% of their annual compensation, which includes base salary and annual cash incentive awards. Accounts are credited annually with an investment return which currently is 6%. Participants are fully vested after ten years of credited service as an officer, eligibility for early retirement, death, or disability. The defined contribution plan gives the Compensation Committee the flexibility to structure arrangements to attract new hires, for example, by crediting additional years of service. No executive officer, however, has been credited with additional years of service to date. Benefit payments are made in ten equal installments and are paid from general company assets. We currently do not fund this plan.

Our Deferred Compensation Plan covers all highly-compensated employees, including executive officers. The Standard Register Company Deferred Compensation Plan (the “1998 Deferred Plan”) covers “pre-2005” deferrals and the amended and restated plan (the “2005 Deferred Plan”) covers deferrals made on or after January 1, 2005 (“post-2004” deferrals). Executive officers are permitted to defer up to 100% of their annual cash incentive award and up to 75% of base salary on an after-tax basis. We do not currently provide any matching contribution to these plans. Benefits are paid from general company assets. We have set aside funds in a Rabbi Trust in an amount substantively equal to the liability to participants, and payments would be made from this Rabbi Trust in the event of a change in control or a change of heart by management. Accounts are credited with earnings according to the “deemed investment” directed by the participant. Participants can select one or more mutual funds or other investments similar to those offered in our qualified 401(k) Savings Plan. None of the deemed investment choices provide interest at above-market rates.

The deferred compensation account balances for Mr. Brown and Ms. Lamme are “pre-2005” deferrals as is a portion of the balance for Mr. Cates. These balances are governed under the 1998 Deferred Plan which permits the participants to make unscheduled in-service withdrawals, but only 90% of the account balance may be withdrawn during employment. The remaining 10% is forfeited.

The 2005 Deferred Plan does not permit unscheduled in-service withdrawals of “post-2004” deferrals. However, both Deferred Plans allow participants to elect to have scheduled in-service withdrawals of “post-2004” deferrals while the participant is still performing services for the company without forfeiture of any portion of the account balance. These scheduled in-service withdrawals cannot begin for at least two years after the date of the participant’s election and the participant can elect to have the withdrawals paid in a lump sum or in annual installments over a period of not more than five years. A participant may change his election as to the timing of a scheduled withdrawal; however, the change must meet certain requirements in the plan and can not accelerate the time of withdrawals.

Potential Payments upon Termination or Change in Control

Severance

We believe that companies should provide reasonable severance benefits to employees. With respect to executive officers, these severance benefits should reflect the fact that it may be difficult to find comparable employment within a short period of time. We have generally provided separation benefits to executive officers who are asked to leave the company for reasons other than cause. The benefits are not contractual and are subject to approval by our Board of Directors. We consider factors such as length of service, individual accomplishments and performance, and the value of benefits forfeited through termination. In most cases, separation benefits are not available for executive officers who resign or retire unless such resignation or retirement is requested by us. In the past, we have granted separation benefits to departing executive officers generally equal to one year of base compensation at their current base salary. However, there is no guarantee that the executive officer would receive separation benefits above our normal severance policy of one week for each year of service, up to a maximum of 26 weeks. Over the years, there have been slight variations or additions to this practice, including outplacement counseling, continuation on the payroll for purposes of benefit eligibility, and stock award vesting. Our Board of Directors has not adopted any policy with respect to executive officer separation benefits, and there is no guarantee that any executive officer termination in the future will be handled in the same way as past terminations. As a condition of receiving separation benefits, a departing executive officer is required to release all claims against us and reaffirm his or her contractual obligations regarding confidentiality, non-competition, non-solicitation of company employees, and non-disparagement.

Management Incentive Compensation Plan

Change in Control — In the event of a change in control, employees, including the named executive officers, are entitled to receive a payment equal to his or her target incentive award for the incentive period that includes the date of the change of control.

Termination Provisions — If an executive officer’s employment terminates due to death or disability during the incentive period, a prorated amount of any unpaid incentive awards will be payable to the executive officer if the performance goals are achieved. An executive officer who remains employed through the incentive period, but is terminated prior to the payment date, is entitled to receive any incentive award if the performance goals are achieved. If an executive officer’s employment terminates for any reason other than due to death or disability during the incentive period, the balance of any unpaid cash incentive awards will be forfeited by the executive officer.

Equity Plans

Change in Control — Under the 1995 Stock Option Plan and the 2002 Equity Incentive Plan, in the event of a change in control, stock options granted under the plans become immediately exercisable in full. Under the 2002 Equity Incentive Plan, shares of nonvested service-based and performance-based restricted stock granted under the plan are immediately vested, whether or not the performance goal is met.

Termination Provisions — Incentive options and nonqualified options are treated similarly under both the 1995 Stock Option Plan and the 2002 Equity Incentive Plan in the event of termination of employment. In general the exercisable portion of any option will terminate ninety days after termination of employment other than for cause, and the unexercisable portion will terminate upon the date of termination. However, all nonqualified options continue to vest and be exercisable after termination if the termination is due to retirement in accordance with our normal retirement policy after age 62, death, or permanent and total disability. If an employee dies or becomes disabled while employed by the company or within ninety days after termination for reasons other than cause, any options exercisable as of that date can be exercised at any time within one year after the date of termination of employment by the employee’s estate, guardian, or persons to which the options were legally transferred. All options terminate immediately if employment is terminated for cause or if the employee violates any written employment or non-competition agreement with the company.

Under the 2002 Equity Incentive Plan, upon termination of employment, all nonvested shares of restricted stock are forfeited, unless the employee leaves the company as a result of retirement in accordance with our normal retirement policy after age 62 with ten years of service, or due to death or permanent disability. In these cases, service-based restricted shares immediately vest and performance restricted shares continue to be subject to the vesting provisions of the awards. Upon retirement of Mr. Rediker, Mr. Brown, or Ms. Lamme after December 31, 2008, but before December 31, 2009, the performance restricted shares issued in 2008 will continue to be subject to vesting, if the performance goal is met, on a pro-rated basis.

Deferred Compensation Plan

Change in Control — In the event of an involuntary termination as a result of a change in control, employees receive their benefit based upon their prior written election. If no prior election has been made, the amount will be paid in five equal annual installments commencing in January of the subsequent year.

Termination Provisions — Upon retirement, death, or disability, employees may elect either a lump sum payment or payment in annual installments over fifteen years. Upon termination of employment for other than death, disability, or retirement, the entire account balance under both plans is paid in a lump sum. Under the 2005 Deferral Plan, certain “specified employees” as defined under Section 409(A) of the Internal Revenue Code (which would include named executive officers) are required to wait at least six months following termination to begin payments.

Retirement Plans

Change in Control — Under the Non-Qualified Retirement Plan, in the event of a change of control, a participant’s benefit under the plan immediately becomes fully vested.

The change of control provisions in the Officers’ Supplemental Non-Qualified Retirement Plan and the Supplemental Executive Retirement Plan provide that upon the involuntary termination of employment of a participant by the company or its successor within one year after a change of control, the plan will pay the participant their benefit in a single lump sum approximately six months after termination. Involuntary termination following a change of control means the participant was not offered a similar position in responsibility and compensation as they held prior to the change in control or their normal place of work is relocated more than 50 miles away and within six months of the change of control the participant voluntarily terminates his employment.

Termination Provisions — In the event of termination, the named executive officers are entitled to receive any benefits that they would otherwise be entitled to under the Qualified Plan, the Non-Qualified Retirement Plan, the Officers’ Supplemental Non-Qualified Retirement Plan, and the Supplemental Executive Retirement Plan. Benefits under these plans generally are not affected by whether a participant’s employment terminates with or without cause. However, under all plans except the Qualified Plan, any unpaid portion of a participant’s benefit is forfeited if the participant is convicted of a felony during or arising from the participant’s employment with the company, engages in competition with the company after termination of employment with the company, or discloses the company’s confidential information.

Death benefits under the Qualified Plan and the Non-Qualified Plan are equal to approximately 50% of the total accumulated benefit amount. Under the Officers’ Supplemental Non-Qualified Retirement Plan, death benefits equal 100% of the accumulated benefit amount.

Quantification of Potential Payments upon Termination or Change in Control

The following tables describe potential payments and other benefits that would have been received by each named executive officer or their estate if there had been a change in control or employment had been terminated on December 28, 2008 under various circumstances. The potential payments listed below assume that there is no earned but unpaid base salary at December 28, 2008. Under our vacation policy, the named executive officers would not receive payment for 2008 vacation unless they were employed on December 29, 2008, the first day of fiscal 2009. Any vested stock options held by the named executive officers on December 28, 2008 would have been exercisable; however, on December 28, 2008, no stock options were in-the-money for any of the named executive officers. Accordingly, no value for stock options is included in the tables below.

For purposes of these tables, unless the term is otherwise defined in a particular plan, we used the following definitions:

•	Involuntary Termination — the termination of the executive officer’s employment with us due to our decision, as opposed to the executive officer’s

•	For Cause — conduct involving such things as willful, repeated or habitual misconduct, embezzlement or theft of company property, conviction of a felony, or a breach of any trade secret

•	Change of Control — a change in the ownership or effective control of the company or in the ownership of a substantial portion of the assets of the company.

							Involuntary
							Termination In
					Involuntary		Connection
		Voluntarily			Termination	Termination	with Change of
Joseph P. Morgan, Jr.	Retirement	Quit	Death	Disability	Without Cause	For Cause	Control

Base Salary(1)	—	—	—	—	400,000	—	400,000
Qualified Plan(2)(4)	33,620	33,620	16,810	33,620	33,620	33,620	33,620
Non-Qualified Plan(2)(4)	10,794	10,794	5,397	10,794	10,794	10,794	10,794
Officers Supplemental Non-Qualified Plan	21,681	21,681	21,681	21,681	21,681	21,681	21,681
Supplemental Executive
Retirement Plan	—	—	136,661	136,661	—	—	—
Restricted Stock — Performance-Based(3)	—	—	—	—	—	—	430,584
Annual Cash Incentive
Award	—	—	—	—	—	—	260,000
Total	66,095	66,095	180,549	202,756	466,095	66,095	1,156,679

							Involuntary
							Termination In
					Involuntary		Connection
		Voluntarily			Termination	Termination	with Change of
Craig J. Brown	Retirement	Quit	Death	Disability	Without Cause	For Cause	Control

Base Salary(1)	—	—	—	—	358,000	—	358,000
Qualified Plan(2)	1,087,733	1,087,733	543,867	1,087,733	1,087,733	1,087,733	1,087,733
Non-Qualified Plan(2)	1,300,873	1,300,873	650,437	1,300,873	1,300,873	1,300,873	1,300,873
Officers Supplemental Non-Qualified Plan	817,846	817,846	817,846	817,846	817,846	817,846	817,846
Restricted Stock — Performance-Based(3)	—	—	—	—	—	—	497,112
Annual Cash Incentive Award	—	—	—	—	—	—	232,700
Deferred Compensation Plans(2)	259,421	259,421	259,421	259,421	259,421	259,421	259,421
Total	3,465,873	3,465,873	2,271,570	3,465,873	3,823,873	3,465,873	4,553,685

							Involuntary
							Termination In
					Involuntary		Connection
		Voluntarily			Termination	Termination	with Change of
Kathryn A. Lamme	Retirement	Quit	Death	Disability	Without Cause	For Cause	Control

Base Salary(1)	—	—	—	—	311,000	—	311,000
Qualified Plan(2)	381,848	381,848	190,924	381,848	381,848	381,848	381,848
Non-Qualified Plan(2)	130,533	130,533	65,267	130,533	130,533	130,533	130,533
Officers Supplemental Non-Qualified Plan	717,070	717,070	717,070	717,070	717,070	717,070	717,070
Restricted Stock — Performance-Based(3)	—	—	—	—	—	—	497,112
Annual Cash Incentive Award	—	—	—	—	—	—	232,700
Deferred Compensation Plans(2)	124,199	124,199	124,199	124,199	124,199	124,199	124,199
Total	1,353,650	1,353,650	1,097,460	1,353,650	1,664,650	1,353,650	2,394,462

							Involuntary
							Termination In
					Involuntary		Connection
		Voluntarily			Termination	Termination	with Change of
Thomas M. Furey	Retirement	Quit	Death	Disability	Without Cause	For Cause	Control

Base Salary(1)	—	—	—	—	274,000	—	274,000
Qualified Plan(2)(4)	6,619	6,619	3,310	6,619	6,619	6,619	6,619
Non-Qualified Plan(2)(4)	639	639	320	639	639	639	639
Supplemental Executive Retirement Plan	—	—	98,272	98,272	—	—	—
Restricted Stock — Service-Based(3)	—	—	10,857	10,857	—	—	10,857
Restricted Stock — Performance-Based(3)	—	—	—	—	—	—	323,400
Annual Cash Incentive Award	—	—	—	—	—	—	137,000
Total	7,258	7,258	112,758	116,387	281,258	7,258	752,515

							Involuntary
							Termination In
					Involunatary		Connection
		Voluntarily			Termination	Termination	with Change of
Bradley L. Cates	Retirement	Quit	Death	Disability	Without Cause	For Cause	Control

Base Salary(1)	—	—	—	—	253,000	—	253,000
Qualified Plan(2)(4)	39,067	39,067	19,534	39,067	39,067	39,067	39,067
Non-Qualified Plan(2)(4)	2,963	2,963	1,482	2,963	2,963	2,963	2,963
Supplemental Executive Retirement Plan	—	—	47,087	47,087	—	—	—
Restricted Stock — Service-Based(3)					24,255	24,255	24,255
Restricted Stock — Performance-Based(3)	—	—	—	—	—	—	216,216
Annual Cash Incentive Award	—	—	—	—	—	—	126,500
Deferred Compensation Plans(2)	68,656	68,656	68,656	68,656	68,656	68,656	68,656
Total	110,686	110,686	161,013	182,028	363,686	110,686	730,657

(1)	We do not guarantee that any of the named executive officers would receive any severance payments above the normal policy available to all employees. For purposes of this table only, we have assumed the named executive officers would receive one year of base salary.

(2)	Amounts calculated for the Qualified Plan, Non-Qualified Plan, and Deferred Compensation Plan assume a lump-sum method of payment at retirement.

(3)	The stock price used to calculate values in the above tables is the closing price on December 26, 2008 of $9.24 per share.

(4)	Amounts represent the actuarial accumulated benefits due under the plan. The named executive officer would not be eligible to receive benefits until attainment of retirement age.

Director Compensation

Our directors play a critical role in guiding our strategic direction and overseeing the management of our company. In connection with our April 24, 2008 Annual Meeting, two directors decided not to run for re-election, and upon setting the number of directors to eight, we elected three new directors.

The following table contains information concerning the compensation earned in 2008 by our non-employee directors.

	Fees Earned
	or Paid in	Stock	Option
	Cash	Awards	Awards	Total
Name	($)	($)	($)	($)

F. David Clarke, III (Chairman)	100,000	5,821	—	105,821
David P. Bailis*	45,250	10,803	—	56,053
Roy W. Begley, Jr.	68,500	5,821	—	74,321
Sherrill W. Hudson**	19,250	—	—	19,250
Michael E. Kohlsdorf*	52,250	10,803	—	63,053
R. Eric McCarthey	42,542	10,803	—	53,345
Ann Scavullo**	18,875	—	—	18,875
John J. Schiff, Jr.	48,500	5,821	—	54,321
John Q. Sherman, II	68,500	5,821	—	74,321

*	Messrs. Bailis, Kohlsdorf, and McCarthey were elected to our Board of Directors on April 24, 2008

**	Mr. Hudson and Ms. Scavullo decided not to stand for re-election at the April 24, 2008 Annual Meeting

Fee Earned or Paid in Cash — Mr. Rediker, our former Chief Executive Officer, did not receive any fees for serving as a member of the Board of Directors and the Executive Committee. Mr. Rediker resigned from the Board of Directors on November 11, 2008. At the end of 2008, we had no members of management serving on our Board of Directors. Non-employee members of our Board of Directors receive an annual retainer fee of $25,000 and $1,000 for each Board of Directors meeting attended. Non-employee board members also receive additional compensation for serving on board committees as follows:

•	Compensation Committee members receive an annual retainer fee of $5,500, and a per-meeting fee of $750. Current members of the Compensation Committee are: Messrs. Bailis, Begley, Clarke, Kohlsdorf, and Sherman. Mr. Begley is Chairman of the Committee and receives an additional retainer fee of $10,000. Mr. Hudson and Ms. Scavullo served on the committee until April 24, 2008.

•	Corporate Governance and Nominating Committee members receive an annual retainer fee of $5,500, and a per-meeting fee of $750. Current members of the Corporate Governance and Nominating Committees are: Messrs. Bailis, Begley, McCarthey, and Sherman. Mr. Sherman is Chairman of the Committee and receives an additional retainer fee of $10,000. Ms. Scavullo served on the committee until April 24, 2008.

•	Audit Committee members receive an annual retainer fee of $7,500, and a per-meeting fee of $1,000. Current members of the Audit Committee are: Messrs. Clarke, Kohlsdorf, McCarthey, and Schiff. Mr. Kohlsdorf is Chairman of the Committee and receives an additional retainer fee of $10,000. Mr. Hudson and Ms. Scavullo served on the committee until April 24, 2008.

•	Executive Committee members receive no annual retainer but are paid $1,000 per meeting attended. Current members of the Executive Committee are: Mr. Clarke, Chairman, with Mr. Bailis as the other member. Mr. Hudson served on the committee until April 24, 2008. Mr. Rediker served on the Committee until his resignation November 11, 2008.

•	The annual retainer fee for our Chairman of the Board is $100,000. The Chairman of the Board does not receive any additional fees.

Our directors are paid $750 for each half-day of board-related work outside of regular board or committee meetings, and are entitled to receive reimbursement of reasonable out-of-pocket expenses incurred by them to attend board meetings.

Stock Awards — The amount of compensation in the table above recorded as expense for nonvested stock awards granted in 2008 to members of our Board of Directors is calculated for financial statement purposes in accordance with SFAS 123(R), but does not include any impact of potential forfeitures. The amounts shown do not represent amounts paid to the directors.

A competitive analysis of director pay showed that cash compensation to our directors was competitive, but that the lack of equity compensation rendered the total compensation package uncompetitive in the market. Members of our Board of Directors had last received an equity award, which was in the form of options, in 2003. Our Compensation Committee determined that due to budgetary constraints, equity grants would be increased over time for current members. However, in order to attract highly qualified directors, initial grants made to our new directors would have a fair value of approximately $65,000 to quickly align their interests with our shareholders. Grants to our existing directors were lower but are expected to move closer to competitive levels in 2009.

The table below provides information for the stock awards made in 2008 and the number of restricted shares that remain unvested and the number of options that are outstanding at December 28, 2008. The restricted stock awards were granted under our 2002 Equity Incentive Plan. The fair value is calculated based on a grant date fair value of $9.51 times the number of shares granted. The grant date fair value is determined under SFAS 123(R), and is equal to the closing price of our common stock on April 29, 2008. The restricted stock awards vest in equal amounts over a period of four years.

				Stock Option
	Restricted Stock Awards			Awards
			Number of
			Shares That	Number of
		Grant Date	Have Not	Shares
		Fair Value	Vested	Outstanding
Name	Grant Date	($)	(#)	(#)

F. David Clarke, III (Chairman)	4/29/2008	34,997	3,680	4,000
David P. Bailis	4/29/2008	64,953	6,830	—
Roy W. Begley, Jr.	4/29/2008	34,997	3,680	4,000
Michael E. Kohlsdorf	4/29/2008	64,953	6,830	—
R. Eric McCarthey	4/29/2008	64,953	6,830	—
John J. Schiff, Jr.	4/29/2008	34,997	3,680	4,000
John Q. Sherman, II	4/29/2008	34,997	3,680	4,000

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based upon the review and discussions, the Compensation Committee recommended to the board of directors that the Compensation Discussion and Analysis be included in the company’s proxy statement issued in connection with the 2009 Annual Meeting of Shareholders.

The Compensation Committee:
Roy W. Begley, Jr., Chairman
David P. Bailis
Michael E. Kohlsdorf
John Q. Sherman, II

PROPOSAL 2: To vote on a proposal to ratify the appointment of Battelle & Battelle LLP, Certified Public Accountants, as Standard Register’s independent auditors for the year 2009

The Audit Committee of the board has selected Battelle & Battelle LLP, Certified Public Accountants, to perform the audit of our financial statements and our internal controls over financial reporting for the fiscal year ending January 3, 2010 as Standard Register’s independent auditors for the year 2009. Battelle & Battelle LLP was our independent auditing firm for the fiscal year ended December 28, 2008.

We are asking our shareholders to ratify the selection of Battelle & Battelle LLP, Certified Public Accountants, as our independent auditing firm. Although ratification is not required by Standard Register’s Code of Regulations or otherwise, the board is submitting the selection of Battelle & Battelle LLP, Certified Public Accountants to our shareholders for ratification as a matter of good corporate practice. If the shareholders fail to ratify such selection, the Audit Committee may nonetheless choose to engage Battelle & Battelle LLP, Certified Public Accountants. Even if the selection is ratified, the Audit Committee, in its discretion, may select a different independent auditing firm at any time during the year if it determines that such a change would be in the interest of Standard Register and our shareholders.

A representative of Battelle & Battelle LLP, Certified Public Accountants will be present at the annual meeting. The representative will have an opportunity to make a statement to the shareholders and will be available to respond to appropriate questions.

The affirmative vote of a majority of the voting power of the company’s outstanding voting stock which is present in person or by proxy at the annual meeting is required to adopt the proposal. Abstentions from voting by holders of shares otherwise present at the meeting will have the same effect as votes against the proposal. Shares not voted by brokers and other entities holding shares on behalf of beneficial owners will not be counted and will have no effect on the outcome of the voting.

The board of directors recommends that you vote FOR the selection and retention of Battelle & Battelle, LLP, Certified Public Accountants, as Standard Register’s independent auditors for the year 2009

PROPOSAL 3: To Approve the Amended And Restated 2002 Equity Incentive Plan

Introduction

At the 2002 annual meeting, shareholders approved The Standard Register Company 2002 Equity Incentive Plan (“Equity Plan”). Since 2002 the Equity Plan has helped the company attract, motivate and retain highly qualified employees. Stock incentives are an effective tool to focus key employees on the company’s strategic goals, and align their interests with the economic interests of shareholders through long-term stock ownership. The Equity Plan permits the grant of stock-based incentive awards to key employees and directors in the form of stock options, stock appreciation rights, restricted stock and performance shares.

Over the course of the seven years since the Equity Plan was originally implemented, both the ways in which the company utilizes the incentives available under the Equity Plan, and prevailing standards of corporate governance as they relate to equity-based incentive plans generally, have changed and evolved. As a result of these changes, following an intensive review by our Board of Directors in consultation with the company’s independent compensation consultants, the Board adopted, and proposes for approval by the shareholders, The Standard Register Company Amended and Restated 2002 Equity Incentive Plan (the “Restated Equity Plan”) which updates and improves the Equity Plan in several important respects. A complete copy of the Restated Equity Plan highlighting all proposed revisions to the Equity Plan, is included as Exhibit A to this Proxy Statement. The proposed changes do not include any new plan benefits to the company’s named executive officers, directors or non-executive employees. A brief summary of the changes follows.

Double Trigger on Change in Control

The Equity Plan, as presently in effect, provides that in the event the company experiences a change in control, all outstanding equity awards (options, restricted stock, stock appreciation rights and/or performance shares) will immediately and automatically vest (become exercisable) regardless of any vesting or performance restrictions that would otherwise apply. This “single trigger” approach was the norm when the Equity Plan was adopted in 2002. Since then, however, it has become a “best practice” to have “double trigger” change in control acceleration provisions, and the Restricted Equity Plan includes such a feature. Under the double trigger approach, outstanding incentive awards only accelerate if there is both a change in control and the employee in question is wrongfully terminated (or he or she resigns due to mistreatment, referred to as “good reason”) within 24 months after the change in control.

The revisions further clarify that even in cases where both “triggers” happen and acceleration occurs, any stock awards which include a performance goal for the company or the employee will not fully accelerate if the relevant performance goals have not in fact been achieved. In these cases, acceleration would be proportionate to the company’s or the employee’s actual performance as of the date of the change in control as compared to the relevant applicable performance goals.

Revised Individual Grant Limitation

The Equity Plan permits the issuance of equity awards with respect to a total of 3,500,000 shares of our common stock. The Restated Equity Plan would not change this limitation. The Equity Plan also includes certain individual grant limitations within the overall 3,500,000 share maximum, which the Restated Equity Plan would revise.

The company has been increasingly using the stock authorized in the Equity Plan in connection with long-term incentive design for executive officers. The Compensation Committee’s independent consultant provides market competitive data for total compensation components with respect to each executive officer position. Due to the multi-year nature of a long-term incentive plan, the Compensation Committee uses a substantial number of shares as grants in the first year of the incentive plan, conditioned upon performance achievement over the term of the plan.

The Equity Plan contains a limit of 100,000 shares that can be granted in one year to an executive officer who is subject to the limitations of section 162(m) of the Internal Revenue Code. This limitation disallows deductibility of annual executive compensation in excess of one million dollars unless the portion of that compensation over the limitation is performance based. Stock incentives which vest upon achievement of performance measures meet the requirements of deductibility.

The 100,000 share limitation was in place in the 1995 Stock Option Plan, and carried over into the Equity Plan. This limitation is no longer market competitive. In order to attract and retain top executives, the company must have the flexibility to consider performance-based stock incentives at levels in excess of 100,000 shares per year to select executive officers.

Therefore, the Restated Equity Plan increases the limits on shares that can be granted to an executive officer in any one year. These limits would be expressed separately for stock options and stock appreciation rights and for full-value shares (restricted stock and performance shares), and a participant could be granted the cumulative number of shares in one year. The proposed new limits would be 500,000 option share or stock appreciation rights grants, and 250,000 full-value share grants.

Award Repricings

Two types of awards under the Equity Plan, stock options and stock appreciation rights, are based upon exercise prices set to equal the market value of the company’s common stock at the time the award is made. In the past, certain companies have “repriced” options and stock appreciation rights during extended stock market downturns by reducing the exercise prices, sometimes without the approval of shareholders. While the company is subject to the rules of the New York Stock Exchange which would require any such repricing to be submitted for approval by its shareholders, we believe it would be a “best practice” to include an express clause requiring shareholder approval of any award repricings, and the Restated Equity Plan includes such a provision.

Dividends On Restricted Stock

Because equity awards under the Equity Plan in the form of restricted stock involve the actual issuance of shares to the award recipients, the recipients are eligible to receive and to retain any dividends paid by the company. This was a customary arrangement when the Equity Plan was originally implemented. Today, however, the corporate best practice has evolved to where dividends payable on restricted stock should be held in escrow and subject to forfeiture if the underlying restricted stock itself is forfeited due to applicable performance standards not being met or otherwise. The Restated Equity Plan therefore provides that all dividends payable on future restricted stock grants will be subject to such a retention arrangement.

Other Provisions

The Restated Equity Plan applies prospectively to new equity incentive awards and does not retroactively change the contractual terms of any currently outstanding awards. The Equity Plan would have expired in 2012, ten years after its original adoption. If approved by the shareholders, the Restated Equity Plan will not expire until the tenth anniversary of its adoption by our Board of Directors on February 19, 2009, subject to shareholder approval.

Shareholder Approval

The proposal to approve The Standard Register Amended and Restated 2002 Equity Incentive Plan as described above and attached hereto as Exhibit A is being submitted for approval of the shareholders in accordance with the requirements of The New York Stock Exchange, the Securities and Exchange Commission, and federal tax law. The affirmative vote of a majority of voting power of the company’s outstanding voting stock which is present in person or by proxy at the annual meeting, is required to adopt the amendment. Abstentions from voting by holders of shares otherwise present at the meeting will have the same effect as votes against the proposal. Shares not voted by brokers and other entities holding shares on behalf of beneficial owners will not be counted and will have no effect on the outcome of the voting. Upon approval, the amendment to the Plan will become effective retroactive to February 19, 2009.

The board of directors recommends you vote FOR the approval of the Amended and Restated Standard Register 2002 Equity Incentive Plan.

The board of directors does not intend to present any other proposals for action by the shareholders at the annual meeting and has not been informed that anyone else intends to present any other proposal for action by the shareholders at the annual meeting.

OTHER MATTERS

Solicitation Expenses

The company will pay the costs to solicit proxies.  These costs include the expenses of brokers, custodians, nominees or fiduciaries incurred in forwarding the documents to their principals or beneficiaries. These are the only contemplated expenses of solicitation.

Shareholder Proposals for 2010 Annual Meeting

Any proposal of a shareholder intended for inclusion in our proxy statement and proxy for the 2010 annual meeting of shareholders must be received by our Secretary at The Standard Register Company, 600 Albany Street, Dayton, Ohio 45408, on or before November 12, 2009. The 2010 annual meeting of shareholders will be held on April 29, 2010. The form of proxy we distribute for the 2010 annual meeting of shareholders may include discretionary authority to vote on any matter which is presented to the shareholders at the 2010 annual meeting (other than by management) if we do not receive notice of that matter at 600 Albany Street, Dayton, Ohio 45408, prior to January 26, 2010.

BY ORDER OF THE BOARD OF DIRECTORS

Kathryn A. Lamme
Senior Vice President, General Counsel & Secretary
Dayton, Ohio

EXHIBIT A

THE STANDARD REGISTER COMPANY
AMENDED AND RESTATED 2002 EQUITY INCENTIVE PLAN

1.  Purpose:  The purpose of The Standard Register Company Amended and Restated 2002 Equity Incentive Plan (the “Plan”) is to promote the best interests of The Standard Register Company (together with any successor thereto, the “Company”) and its shareholders by providing Key Employees of the Company and its Affiliates (as defined below), and certain members of the Company’s Board of Directors who are not employees of the Company, with an opportunity to acquire a, or increase their, proprietary interest in the Company. It is intended that the Plan will promote continuity of management and increased incentive and personal interest in the welfare of the Company by those Key Employees who are primarily responsible for shaping and carrying out the long-range plans of the Company and securing the Company’s continued growth and financial success. Also, by encouraging stock ownership by directors, the Company seeks to attract and retain on its Board of Directors persons of exceptional competence and to furnish an added incentive for them to continue their association with the Company.

2.  Definitions:  As used in the Plan, the following terms shall have the respective meanings set forth below:

Affiliate:  Any entity that, directly or through one or more intermediaries, is controlled by, controls, or is under common control with, the Company.

Award:  Any Option, Stock Appreciation Right, Restricted Stock or Performance Share or other award granted under the Plan.

Award Agreement:  Any written agreement, contract or other instrument or document evidencing any Award granted under the Plan.

Cause:  The willful repeated or habitual misconduct of a Participant, the embezzlement or theft of corporate funds, conviction of a felony, the breach of any trade secrecy or similar statutory or contractual confidentiality provisions, the direct or indirect competition with the Company’s business or other breach of any noncompetition agreement with the Company, and/or “cause” as defined in any employment agreement to which a Participant is a party.

Change in Control:  The event which shall be deemed to have occurred if any “person,” as such term is used in Sections 13(d) and 14(d) of the Exchange Act, other than (i) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or (ii) a trustee under the John Q. Sherman Testamentary Trust or the William C. Sherman Testamentary Trust or the William C. Sherman Intervivos Trust dated December 29, 1939, becomes the “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, directly or indirectly, of securities of the Company representing 35% or more of the combined voting power of the Company’s then outstanding securities.

Code:  The Internal Revenue Code of 1986, as amended from time to time.

Commission:  The Securities and Exchange Commission.

Committee:  The Compensation Committee of the Board of Directors of the Company (or any other committee thereof designated by such Board to administer the Plan) consisting of not less than two Independent Directors, each of whom shall qualify as a “non-employee director” within the meaning of Rule 16b-3 and as an “outside director” under Section 162(m)(4)(C) of the Code or any successor provisions thereto.

Exchange Act:  The Securities Exchange Act of 1934, as amended from time to time.

Fair Market Value:  With respect to any property (including, without limitation, any Shares or other securities), the fair market value of such property determined by such methods or procedures as shall be established from time to time by the Committee.

Good Reason.  The occurrence of one or more of the following circumstances following a Change in Control without the Participant’s express written consent, which circumstance(s) are not remedied by the Company within 30 days of its receipt of a written notice from the Participant describing the applicable circumstances in detail (which notice must be provided by the Participant within 90 days of the Participant obtaining knowledge of the applicable circumstances): (i) any material change in the Participant’s duties, responsibilities, authority, reporting structure, title, office or status; (ii) a material reduction of the Participant’s base salary or bonus eligibility; (iii) a geographical relocation of the Participant’s principal office location by more than 50 miles; (iv) any material breach by the Company of any material contractual obligation of the Company to the Participant; (v) the Participant’s Permanent and Total Disability; or (vi) the failure by the Company or any successor to the Company to assume or confirm all of the Participant’s Awards outstanding at the time of a Change in Control on a basis which is economically equivalent to the

Participant, or to assume or confirm any other material contractual obligations of the Company to the Participant, following a Change in Control.

Incentive Stock Option:  An option granted under Section 6(a) of the Plan that is intended to meet the requirements of Section 422 of the Code (or any successor provision thereto).

Independent Director:  Any member of the Company’s Board of Directors who is not an employee of the Company or of any Affiliate.

Key Employee:  Any officer or other key employee of the Company or of any Affiliate who is responsible for or contributes to the management, growth or profitability of the business of the Company or any Affiliate, as determined by the Committee in its discretion.

Non-Qualified Stock Option:  An option granted under Section 6(a) of the Plan that is not intended to be an Incentive Stock Option.

Option:  An Incentive Stock Option or a Non-Qualified Stock Option.

Participant:  A Key Employee or Independent Director designated to be granted an Award under the Plan.

Performance Period:  In relation to Performance Shares, any period for which a performance goal or goals have been established.

Performance Share:  Any Award granted under Section 6(d) of the Plan that will be paid out as a Share (which, in specified circumstances, may be a Share of Restricted Stock).

Permanent and Total Disability:  Any medically determinable physical or mental impairment rendering an individual unable to engage in any substantial gainful activity, which disability can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months.

Person:  Any individual, corporation, partnership, association, joint-stock company, limited liability company, trust, unincorporated organization or government or political subdivision thereof.

Qualifying Termination.  The termination of a Participant’s employment or status as an Independent Director which is initiated at any time within the 24 calendar months after the effective date of a Change in Control (i) by the Company (or its successor) for any reason other than Cause or due to the Participant’s Permanent and Total Disability or (ii) by the Participant for Good Reason.

Released Securities:  Shares of Restricted Stock with respect to which all applicable restrictions have expired, lapsed or been waived.

Restricted Securities:  Awards of Restricted Stock or other Awards under which issued and outstanding Shares are held subject to certain restrictions pursuant to the Plan or an Award Agreement.

Restricted Stock:  Any Share granted under Section 6(c) of the Plan or, in specified circumstances, a Share paid in connection with a Performance Share under Section 6(d) of the Plan.

Rule 16b-3:  Rule 16b-3 as promulgated by the Commission under the Exchange Act, or any successor rule or regulation thereto.

Shares:  Shares of Common Stock of the Company, and such other securities or property as may become subject to Awards pursuant to an adjustment made under Section 4(b) of the Plan.

Stock Appreciation Right:  Any right granted under Section 5(c) of the Plan.

3.  Administration:  The Plan shall be administered by the Committee; provided, however, that if at any time the Committee shall not be in existence, the functions of the Committee as specified in the Plan shall be exercised by the Board of Directors of the Company (the “Board”) and all references to the Committee herein shall include the Board. To the extent permitted by applicable law, the Board may delegate to another committee of the Board or to one or more senior officers of the Company any or all of the authority and responsibility of the Committee with respect to the Plan, other than with respect to Participants who are subject to Section 16 of the Exchange Act. To the extent that the Board has delegated to such other committee or one or more officers the authority and responsibility of the Committee, all references to the Committee herein shall include such other committee or one or more officers.

Subject to the terms of the Plan and applicable laws and without limitation by reason of enumeration, the Committee shall have full discretionary power and authority to: (i) designate Participants; (ii) determine the type or types of Awards to be granted to each Participant under the Plan; (iii) determine the number of Shares to be covered by (or with respect to which payments, rights or other matters are to be calculated in connection with) Awards granted to Participants; (iv) determine the terms and conditions of any Award granted to a Participant; (v) determine whether, to what extent and under what circumstances Awards granted to Participants may be settled or exercised in cash, Shares, other securities, other Awards or other property, and the method or methods by which Awards may be settled, exercised, cancelled, forfeited or suspended; (vi) determine whether, to what extent and under what circumstances cash, Shares, other Awards and other amounts payable with respect to an Award granted to Participants under the Plan shall be deferred either automatically or at the election of the holder thereof or of the Committee; (vii) interpret and administer the Plan and any instrument or agreement relating to, or Award made under, the Plan (including, without limitation, any Award Agreement); (viii) establish, amend, suspend or waive such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; and (ix) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan. Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations and other decisions under or with respect to the Plan or any Award shall be within the sole discretion of the Committee, may be made at any time or from time to time, and shall be final, conclusive and binding upon all Persons, including the Company, any Affiliate, any Participant, any holder or beneficiary of any Award, any shareholder and any employee of the Company or of any Affiliate.

4.  Shares Available for Award:

(a) Total Shares Available.  Subject to adjustment as provided in Section 4(c):

(i) Number of Shares Available.  The number of Shares with respect to which Awards may be granted under the Plan shall be 3,500,000, subject to the limitations set forth in Section 6(c)(i) and subject to the other provisions of this Section 4. If, after the effective date of the Plan, any Shares covered by an Award granted under the Plan, or to which any Award relates, are forfeited or if an option otherwise terminates, expires or is cancelled prior to the delivery of all of the Shares or of other consideration issuable or payable pursuant to such Award, then the number of Shares counted against the number of Shares available under the Plan in connection with the grant of such Award, to the extent of any such forfeiture, termination, expiration or cancellation, shall again be available for granting of additional Awards under the Plan.

(ii) Accounting for Awards.  The number of Shares covered by an Award under the Plan, or to which such Award relates, shall be counted on the date of grant of such Award against the number of Shares available for granting Awards under the Plan.

(iii) Sources of Shares Deliverable Under Awards.  Any Shares delivered pursuant to an Award may consist, in whole or in part, of authorized and unissued Shares and/or treasury Shares.

(b) Individual Limitation.  The maximum number of Shares with respect to which Awards may be granted under this Plan to any Key Employees who are subject to Section 162(m) of the Code ~~shall be 100,000~~ in any fiscal year of the Company shall be 500,000 in the case of Options and Stock Appreciation Rights and 250,000 in the case of Restricted Stock and Performance Shares. ~~; provided, however, that in the event of a grant made to such a Key Employee upon such Key Employee’s initial hiring by the Company, such limitation shall be 200,000 Shares.~~

(c) Adjustments.  In the event that the Committee shall determine that any dividend or other distribution (whether in the form of cash, Shares, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of Shares or other securities of the Company, issuance of warrants or other rights to purchase Shares or other securities of the Company, or other similar corporate transaction or event affects the Shares such that an adjustment is determined by the Committee to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the Committee may, in such manner as it may deem equitable, adjust any or all of (i) the number and type of Shares subject to the Plan and which thereafter may be made the subject of Awards under the Plan; (ii) the number and type of Shares subject to outstanding Awards; and (iii) the grant, purchase or exercise price with respect to any Award, or, if deemed appropriate, make provision for a cash payment to the holder of an outstanding Award; provided, however, in each case, that with respect to Awards of Incentive Stock Options no such adjustment shall be authorized to the extent that such authority would cause the Plan to violate Section 422(b) of the Code (or any successor provision thereto); and provided further that the number of Shares subject to any Award payable or denominated in Shares shall always be a whole number.

5.  Eligibility:  Any Key Employee, including any executive officer or employee-director of the Company or of any Affiliate, and any Independent Director, shall be eligible to be designated a Participant.

6.  Awards:

(a) Option Awards.  The Committee is hereby authorized to grant Options to Key Employees and Independent Directors upon the terms and conditions set forth below and such additional terms and conditions, in either case not inconsistent with the provisions of the Plan, as the Committee shall determine in its discretion; provided, however, that Independent Directors may not be granted Incentive Stock Options.

(i) Exercise Price.  The exercise price per share of an Option granted pursuant to this Section 6(a) shall be determined by the Committee; provided, however, that such exercise price shall not be less than 100% of the Fair Market Value of a Share on the date of grant. Upon exercise of an Option, the exercise price shall be payable in cash or, unless otherwise provided by the Committee in the Award Agreement, by the surrender of Shares previously owned by the Participant or the withholding of Shares to be issued upon the exercise of the Option, or in any combination thereof, or in such other form as the Committee may authorize from time to time. All such Shares so surrendered or withheld shall be valued at their Fair Market Value on the date of surrender or withholding.

(ii) Option Term.  The term of each Option shall be fixed by the Committee; provided, however, that in no event shall the term of any Option exceed a period of ten years from the date of its grant.

(iii) Exercisability.  An Option shall become exercisable in such manner and within such period or periods and in such installments or otherwise as shall be determined by the Committee; provided, however, that regardless of any other exercise or vesting period specified in any Award Agreement with respect to any Option, each Option granted under the Plan to a Participant shall become immediately exercisable in full for the remainder of the Option term automatically upon the occurrence of a Qualifying Termination of the Participant, ~~Change in Control (~~ except in the case of an Incentive Stock Option, as to which such acceleration shall not occur without the Participant’s written consent.

(iv) Termination of Options.  An Option will terminate as follows:

A. Upon exercise or expiration by its term.

B. Upon termination of employment or status as an Independent Director of a Participant for Cause, all Options then held by such Participant shall immediately terminate. Except as provided in Subsections 6(a)(iv) D and E, upon termination of employment or status as an Independent Director for reasons other than Cause, the then-exercisable portion of any Option will terminate on the 90th day after the date of termination, and the portion of any Option not then exercisable will terminate on the date of termination of employment or status as an Independent Director. For purposes of the Plan, a leave of absence approved by the Company shall not be deemed to be a termination of employment.

C. Subject to any limitation imposed by Section 422 of the Code, all Incentive Stock Options which have been outstanding for at least 12 months will vest in their entirety and be exercisable for the full number of shares called for by the Option upon termination of employment if such termination is due to retirement in accordance with the Company’s normal retirement policy after age 62, death, or upon the occurrence of a Permanent and Total Disability.

D. All Nonqualified Stock Options shall continue to vest and be exercisable after termination of employment in accordance with the terms upon which they were originally granted if such termination of employment is due to retirement (including retirement which also constitutes a Qualifying Termination) in accordance with the Company’s normal retirement policy after age 62, death, or upon the occurrence of a Permanent and Total Disability.

E. If a Participant holding an Option dies or becomes subject to a Permanent and Total Disability while employed by the Company or within 90 days after termination of employment for reasons other than Cause, such Option may be exercised, to the extent exercisable of the date of the occurrence of the event which triggers the operation of this paragraph, at any time within one year after the date of termination of employment of such Participant, by the estate or guardian of such person or by those persons to whom the Option may have been transferred by will or by the laws of descent and distribution.

F. If a Participant holding an Option violates any terms of any written employment or noncompetition agreement between the Company and the Eligible Employee, all existing Options held by such Employee will terminate. In addition, if at the time of any such violation the Participant has exercised Options but has not yet received certificates for the Shares to be issued, the Company may void the Option and its exercise. Any such action by the Company shall be in addition to any other rights or remedies available to the Company in such circumstances.

(v) Incentive Stock Options.  The terms of any Incentive Stock Option granted under the Plan shall comply in all respects with the provisions of Section 422 of the Code (or any successor provision thereto) and any regulations promulgated thereunder. Notwithstanding any provision in the Plan to the contrary, no Incentive Stock Option may be granted hereunder after the tenth anniversary of the adoption of the Plan by the Board.

(b) Stock Appreciation Rights.  The Committee is hereby authorized to grant Stock Appreciation Rights to Key Employees and Independent Directors. Subject to the terms of the Plan and any applicable Award Agreement, a Stock Appreciation Right granted under the Plan shall confer on the holder thereof a right to receive, upon exercise thereof, the excess of (i) the Fair Market Value of one Share on the date of exercise over (ii) the grant price of the Stock Appreciation Right as specified by the Committee, which shall not be less than 100% of the Fair Market Value of one Share on the date of grant of the Stock Appreciation Right. Subject to the terms of the Plan, the grant price, term, methods of exercise, methods of settlement (including whether the Participant will be paid in cash, Shares, other securities, other Awards, or other property or any combination thereof), and any other terms and conditions of any Stock Appreciation Right shall be as determined by the Committee in its discretion; provided, however, that regardless of any other exercise or vesting period specified in any Award Agreement with respect to any Stock Appreciation Right, each Stock Appreciation Rights granted under the Plan to a Participant shall become immediately exercisable in full for the remainder of the Stock Appreciation Right term automatically upon the occurrence of a Qualifying Termination of the Participant ~~Change in Control~~. The Committee may impose such conditions or restrictions on the exercise of any Stock Appreciation Right as it may deem appropriate.

(c) Restricted Stock Awards.

(i) Issuance.  The Committee is hereby authorized to grant Awards of Restricted Stock to Key Employees and Independent Directors.

(ii) Restrictions.  Shares of Restricted Stock granted to Participants shall be subject to such restrictions as the Committee may impose in its discretion (including, without limitation, any limitation on the right to vote a Share of Restricted Stock or the right to receive any dividend or other right or property), which restrictions may lapse separately or in combination at such time or times, in such installments or otherwise, as the Committee may deem appropriate in its discretion; provided, however, that in the event of the Qualifying Termination of a Participant (A) in the case of Shares of Restricted Stock which are subject to ~~regardless of any other~~ time vesting or other restriction time period specified in the applicable ~~any~~ Award Agreement ~~with respect to any Restricted Stock~~, each Share of Restricted Stock granted under such Award Agreement ~~the Plan~~ to such Participant immediately shall become a Released Security ~~automatically upon the occurrence of a Change in Control~~ and (B) in the case of Shares of Restricted Stock which are subject to a Performance Period, a prorated number of Shares of Restricted Stock shall immediately become Released Securities, based upon the percentage of the maximum performance goals contained in the applicable Award Agreement represented by the Company’s and the Participant’s actual performance through the date of the Change in Control which preceded the Qualifying Termination.

(iii) Registration.  Any Restricted Stock granted under the Plan to a Participant may be evidenced in such manner as the Committee may deem appropriate in its discretion, including, without limitation, book-entry registration or issuance of a stock certificate or certificates. In the event any stock certificate is issued in respect of Shares of Restricted Stock granted under the Plan to a Participant, such certificate shall be registered in the name of the Participant and shall bear an appropriate legend (as determined by the Committee) referring to the terms, conditions and restrictions applicable to such Restricted Stock.

(iv) Dividends.  All dividends declared by the Company which would otherwise be payable with respect to outstanding Restricted Stock shall be retained by the Company, sequestered in a separate account established for such purpose (“Retained Dividends”) which shall be paid to the Participant when and as the Restricted Stock becomes Released Securities, or shall be forfeited when and as Restricted Stock is forfeited.

(iv)
(v) Payment Of Restricted Stock.  At the end of the applicable restriction period relating to Restricted Stock granted to a Participant, one or more stock certificates for the appropriate number of Shares of Released Securities, free of restrictions imposed under the Plan and the Award Agreement plus an amount of cash equal to all Retained Dividends associated with such Released Securities, shall be delivered to the Participant or, if the Participant received stock certificates representing the Restricted Stock at the time of grant, the legends placed on such certificates shall be removed.

~~(v)~~(vi) Forfeiture.  Except as otherwise determined by the Committee in its discretion, upon termination of employment or status as an Independent Director of a Participant (as determined under criteria established by the Committee in its discretion) for any reason during the applicable restriction period, all Shares of Restricted Stock still subject to restriction under the Plan or an Award Agreement, and all Retained Dividends associated with such Shares, shall be forfeited by the Participant; provided, however, that the Committee may, when it finds that a waiver would be in the best interests of the Company, waive in whole or in part any or all remaining restrictions with respect to Shares of Restricted Stock held by a Participant.

(d) Performance Share Awards.

(i) Issuance.  The Committee is hereby authorized to grant Awards of Performance Shares to Key Employees and Independent Directors.

(ii) Performance Goals and Other Terms.  The Committee shall determine in its discretion the Performance Period, the performance goal or goals to be achieved during any Performance Period, the proportion of payments, if any, to be made for performance between the minimum and full performance levels, the restrictions applicable to Shares of Restricted Stock received upon payment of Performance Shares (if Performance Shares are paid in such manner), and any other terms, conditions and rights relating to a grant of Performance Shares; provided, however, that regardless of any other requirements or restrictions specified in any Award Agreement with respect to any Performance Share, upon the occurrence of a Qualifying Termination of a Participant each Performance Share granted under the Plan to such Participant shall become immediately payable to the extent provided in the last sentence of this Section 6(d)(ii). ~~in full (assuming the maximum performance goal and any other requirements have been fully satisfied) automatically upon the occurrence of a Change in Control.~~ Performance goals established by the Committee may be based on one or more measures such as return on shareholders’ equity, earnings or any other standard or standards deemed relevant by the Committee, measured internally or relative to other organizations and before or after extraordinary items. In the case of a Performance Share Award held by a Participant who is the subject of a Qualifying Termination, the number of Performance Shares to be issued to the Participant shall be proportionately adjusted from the maximum potential number available under the applicable Award based upon the Company’s actual performance through the date of the Change in Control which preceded the Qualifying Termination as a percentage of the relevant maximum performance goals set forth in the applicable Award Agreement.

(iii) Rights and Benefits During the Performance Period.  The Committee may provide that, during a Performance Period, a Participant shall be paid cash amounts, with respect to each Performance Share held by such Participant, in the same manner, at the same time, and in the same amount paid, as a cash dividend on a Share. Participants shall have no voting rights with respect to Performance Shares held by them.

(iv) Adjustments with Respect to Performance Shares.  Any other provision of the Plan to the contrary notwithstanding, the Committee may in its discretion at any time or from time to time adjust performance goals (up or down) and minimum or full performance levels (and any intermediate levels and proportion of payments related thereto), adjust the manner in which performance goals are measured, or shorten any Performance Period or waive in whole or in part any or all remaining restrictions with respect to Shares of Restricted Stock issued in payment of Performance Shares, if the Committee determines that conditions, including but not limited to, changes in the economy, changes in competitive conditions, changes in laws or governmental regulations, changes in generally accepted accounting principles, changes in the Company’s accounting policies, acquisitions or dispositions by the Company or its Affiliates, or the occurrence of other unusual, unforeseen or extraordinary events, so warrant.

(v) Payment of Performance Shares.  As soon as is reasonably practicable following the end of the applicable Performance Period, one or more certificates representing the number of Shares equal to the number of Performance Shares payable shall be registered in the name of and delivered to the Participant; provided, however, that any Shares of Restricted Stock payable in connection with Performance Shares shall, pending the expiration, lapse, or waiver of the applicable restrictions, be evidenced in the manner as set forth in Section 6(c)(iii) hereof.

(e) Other Awards.

(i) Other Stock-Based Awards.  Other awards, valued in whole or in part by reference to, or otherwise based on, Shares may be granted either alone or in addition to or in conjunction with other Awards for such consideration, if any, and in such amounts and having such terms and conditions as the Committee may determine.

(ii) Other Benefits.  The Committee shall have the right to provide types of benefits under the Plan in addition to those specifically listed if the Committee believes that such benefits would further the purposes for which the Plan was established.

(f) General.

(i) No Consideration for Awards.  Awards shall be granted to Participants for no cash consideration unless otherwise determined by the Committee.

(ii) Award Agreements.  Each Award granted under the Plan shall be evidenced by an Award Agreement in such form or forms (consistent with the terms of the Plan) as shall have been approved by the Committee. The provisions of the various Award Agreements entered into under the Plan need not be identical.

(iii) Awards May be Granted Separately or Together.  Awards to Participants under the Plan may be granted either alone or in addition to, in tandem with, or in substitution for, any other Award or any award granted under any other plan of the Company or any Affiliate. Awards granted in addition to, or in tandem with, other Awards, or in addition to, or in tandem with, awards granted under any other plan of the Company or any Affiliate, may be granted either at the same time as or at a different time from the grant of such other Awards or awards.

(iv) Forms of Payment Under Awards.  Subject to the terms of the           Plan and of any applicable Award Agreement, payments or transfers to be made by the Company or an Affiliate upon the grant, exercise or payment of an Award to a Participant may be made in such form or forms as the Committee shall determine, and may be made in a single payment or transfer, in installments, or on a deferred basis, in each case in accordance with rules and procedures established by the Committee in its discretion. Such rules and procedures may include, without limitation, provision for the payment or crediting of interest on installment or deferred payments.

(v) Limits on Transfer of Awards.  No Award (other than Released Securities), and no right under any such Award, shall be assignable, alienable, saleable or transferable by a Participant otherwise than by will or by the laws of descent and distribution (or, in the case of an Award of Restricted Securities, to the Company); provided, however, that a Participant at the discretion of the Committee may be entitled, in the manner established by the Committee, (A) to designate a beneficiary or beneficiaries to exercise his or her rights, and to receive any property distributable, with respect to any Award upon the death of the Participant or (B) to transfer any Award. No Award (other than Released Securities), and no right under any such Award, may be pledged, alienated, attached or otherwise, and any purported pledge, alienation, attachment or encumbrance thereof shall be void and unenforceable against the Company or any Affiliate.

(vi) Term of Awards.  Except as otherwise provided in the Plan, the term of each Award shall be for such period as may be determined by the Committee.

(vii) Share Certificates; Representation.  In addition to the restrictions imposed pursuant to Section 6(c) and Section 6(d) hereof, all certificates for Shares delivered under the Plan pursuant to any Award or the exercise thereof shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan or the rules, regulations and other requirements of the Commission, the New York Stock Exchange or any stock exchange or other market upon which such Shares are then listed or traded, and any applicable federal or state securities laws, rules and regulations and the Committee may cause a legend or legends to be placed on any such certificates to make appropriate reference to such restrictions. The Committee may require each Participant or other Person who acquires Shares under the Plan by means of an Award originally made to a Participant to represent to the Company in writing that such Participant or other Person is acquiring the Shares without a view to the distribution thereof.

(viii) Requirement of Notification of Election Under Section 83(b) of the Code.  If a Participant, in connection with the acquisition of Shares under the Plan, is permitted to make the election permitted under Section 83(b) of the Code (i.e., an election to include in gross income in the year of transfer the amount specified in Code Section 83(b) notwithstanding the continuing transfer restrictions) and the Participant makes such an election, the Participant shall notify the Company of such election within ten days of filing notice of the election with the Internal Revenue Service, in addition to any filing and notification required pursuant to regulations issued under the authority of Code Section 83(b).

(ix) Requirement of Notification Upon Disqualifying Disposition Under Section 421(b) of the Code.  If any Participant shall make any disposition of Shares issued pursuant to the exercise of Incentive Stock Option under the circumstances described in Section 421(b) of the Code (relating to certain disqualifying dispositions), such Participant shall notify the Company of such disposition within ten days thereof.

(x) Termination for Cause.  In the event of the termination of the employment, directorship (as applicable) of a Participant that is for Cause, any Award held by such Participant, to the extent not theretofore exercised, shall forthwith terminate. If within one year of a Participant’s exercise, vesting or realization of income with respect to any Award, such Participant is terminated for cause (or if still employed by the Company or serving as an Independent Director, engages in any activity that would constitute a basis for a termination for Cause), then any gain realized by the Participant from the realization event shall be paid by the Participant to the Company upon notice from the Company. Such gain shall be determined on a gross basis, without reduction from any taxes incurred, as of the date of the realization event, without regard to any subsequent change in the Fair Market Value of a Share. The Company shall have the right to offset such gain against any amounts otherwise owed to the Participant by the Company (whether as wages, vacation pay, or pursuant to any benefit plan or other compensatory arrangement).

(xi) Change of Status.  Awards shall not be affected by any change of employment or directorship (as applicable) so long as the Participant continues to be an employee or Independent Director (as applicable) of the Company or an Affiliate. The Award Agreement may contain such provisions as the Committee shall approve with reference to the effect of approved leaves of absence.

(xii) Waiver of Conditions.  The Committee may in whole or in part, waive any conditions or other restrictions with respect to any award.

(xiii) Award Repricing.  Except in connection with a corporate transaction involving the Company (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, or exchange of shares), the terms of outstanding Awards may not be amended to reduce the exercise price of outstanding Options or Stock Appreciation Rights or cancel outstanding Options or Stock Appreciation Rights in exchange for cash, other Awards, or replacement Options or Stock Appreciation Rights with an exercise price that is less than the exercise price of the original Options or Stock Appreciation Rights, without shareholder approval.

7.  Amendment and Termination of the Plan; Correction of Defects and Omissions

(a) Amendments To And Termination Of The Plan.  The Board may at any time amend, alter, suspend, discontinue or terminate the Plan; provided, however, that shareholder approval of any amendment of the Plan shall also be obtained if otherwise required by: (i) the Code or any rules promulgated thereunder (in order to allow for Incentive Stock Options to be granted under the Plan); (ii) the quotation or listing requirements of the New York Stock Exchange or any securities exchange or market on which the Shares are then traded or listed (in order to maintain the quotation or the listing of the Shares thereon); or (iii) the amendment proposes to increase the number of shares available under the Plan. To the extent permitted by applicable law and subject to such shareholder approval as may be required above, the Committee may also amend the Plan, provided that any such amendments shall be reported to the Board. Neither ~~T~~termination nor amendment of the Plan shall detrimentally ~~not~~ affect or change the rights of Participants with respect to Awards previously granted to them, and all unexpired Awards shall continue in force and effect after termination of the Plan except as they may lapse or be terminated by their own terms and conditions.

(b) Correction of Defects, Omissions and Inconsistencies.  The Committee may in its discretion correct any defect, supply any omission or reconcile any inconsistency in any Award or Award Agreement in the manner and to the extent it shall deem desirable to carry the Plan into effect.

8.  General Provisions:

(a) No Rights To Awards.  No Key Employee, Independent Director, Participant or other Person shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of Key Employees, Independent Directors, Participants or holders or beneficiaries of Awards under the Plan. The terms and conditions of Awards need not be the same with respect to each Participant.

(b) Withholding.  No later than the date as of which an amount first becomes includable in the gross income of a Participant for federal income tax purposes with respect to any Award under the Plan, the Participant shall pay to the Company, or make arrangements satisfactory to the Company regarding the payment of, any federal, state, local or foreign taxes of any kind required by law to be withheld with respect to such amount. Unless otherwise determined by the Committee, withholding obligations arising with respect to Awards to Participants under the Plan may be settled with Shares previously owned by the Participant. The obligations of the Company under the Plan shall be conditional on such payment or arrangements, and the Company and any Affiliate shall, to the extent permitted by law, have the right to deduct any such taxes from any payment otherwise due to the Participant. The Committee may establish such procedures as it deems appropriate for the settling of withholding obligations with Shares.

(c) No Limit on Other Compensation Arrangements.  Nothing contained in the Plan shall prevent the Company or any Affiliate from adopting or continuing in effect other or additional compensation arrangements, and such arrangements may be either generally applicable or applicable only in specific cases.

(d) Rights and Status of Recipients of Awards.  The grant of an Award shall not be construed as giving a Participant the right to be retained in the employ of or as an Independent Director of the Company or any Affiliate. Further, the Company or any Affiliate may at any time dismiss a Participant from employment, free from any liability, or any claim under the Plan, unless otherwise expressly provided in the Plan or in any Award Agreement. Except for rights accorded under the Plan and under any applicable Award Agreement, Participants shall have no rights as holders of Shares as a result of the granting of Awards hereunder. Notwithstanding any other provisions of this Plan, in no event will the continuation of the term of any Award beyond the date of termination of a Participant’s employment or status as an Independent Director allow the Participant, or his or her beneficiaries or heirs, to accrue additional rights under the Plan, or to acquire more Shares under an Award, than could have been accrued or acquired on the day of termination, except to the extent permitted under Section 6(a)(iv)(D) hereof or as a result of a Qualifying Termination ~~Change to Control~~.

(e) Unfunded Status of The Plan.  Unless otherwise determined by the Committee, the Plan shall be unfunded and shall not create (or be construed to create) a trust or a separate fund or funds. The Plan shall not establish any fiduciary relationship between the Company or the Committee and any Participant or other Person. To the extent any Person holds any right by virtue of a grant under the Plan, such right (unless otherwise determined by the Committee) shall be no greater than the right of an unsecured general creditor of the Company.

(f) Governing Law.  The validity, construction and effect of the Plan and any rules and regulations relating to the Plan shall be determined in accordance with the internal laws of the State of Ohio and applicable federal law.

(g) Severability.  If any provision of the Plan or any Award Agreement or any Award is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction, or as to any Person or Award, or would disqualify the Plan, any Award Agreement or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan, any Award Agreement or the Award, such provision shall be stricken as to such jurisdiction, Person or Award, and the remainder of the Plan, any such Award Agreement and any such Award shall remain in full force and effect.

(h) No Fractional Shares.  No fractional Shares or other securities shall be issued or delivered pursuant to the Plan, any Award Agreement or any Award, and the Committee shall determine (except as otherwise provided in the Plan) whether cash, other securities or other property shall be paid or transferred in lieu of any fractional Shares or other securities, or whether such fractional Shares or other securities or any rights thereto shall be cancelled, terminated or otherwise eliminated.

(i) Headings.  Headings are given to the Sections and subsections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof.

9.  Effective Date of the Plan:  The Plan became ~~shall be~~ effective on December 13, 2001, the date it was first the Plan is
 adopted by the Board, as subsequently approved ~~subject, however, to the approval of the Plan~~ by the Company’s shareholders. ~~within 12 months following the date of adoption of the Plan by the Board.~~The material revisions to the Plan as reflected herein shall be effective on the date The Standard Register Company Amended and Restated 2002 Equity Incentive Plan is adopted by the Board, subject, however, to the approval thereof by the Company’s shareholders within 12 months following the date of its adoption by the Board.

10.  Term of the Plan:  No Award shall be granted under the Plan following the tenth anniversary of the effective date of The Standard Register Company Amended and Restated 2002 Equity Incentive Plan ~~its effective date~~. However, unless otherwise expressly provided in the Plan or in an applicable Award Agreement, any Award theretofore granted may extend beyond such date and, to the extent set forth in the Plan, the authority of the Committee to amend, alter, adjust, suspend, discontinue or terminate any such Award, or to waive any conditions or restrictions with respect to any such Award, and the authority of the Board to amend the Plan, shall extend beyond such date.

THE STANDARD REGISTER COMPANY

By:
Kathryn A. Lamme
Senior Vice President, General Counsel & Secretary

DATED: February 19, 2009

The Standard Register Company
Annual Meeting of Shareholders

The Standard Register Company
600 Albany Street
Dayton, Ohio 45408

April 23, 2009
11:00 a.m. Eastern Daylight Savings Time

THE STANDARD REGISTER COMPANY 600 ALBANY STREET DAYTON, OH 45408
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
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VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
	STDRG1	KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.		DETACH AND RETURN THIS PORTION ONLY

THE STANDARD REGISTER COMPANY		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
Vote on Directors
1.	Election of Eight Directors	☐	☐	☐

Nominees:
01) David P. Bailis 05) R. Eric McCarthey 02) Roy W. Begley, Jr. 06) Joseph P. Morgan, Jr. 03) F. David Clarke, III 07) John J. Schiff, Jr. 04) Michael E. Kohlsdorf 08) John Q. Sherman, II

Vote On Proposals		For	Against	Abstain

2.	Proposal to ratify the appointment of Battelle & Battelle LLP, Certified Public Accountants, as The Standard Register Company’s independent auditors for the year 2009.	☐	☐	☐

3.	Proposal to approve the Amended and Restated Standard Register 2002 Equity Incentive Plan.	☐	☐	☐

4.
According to their best judgment on any and all matters as may properly come before the meeting or any adjournments thereof. The Board of Directors does not know of any other matter to be brought before the Annual Meeting other than the three described above.

For address changes and/or comments, please check this box and write them on the back where indicated.	☐

Please sign exactly as your name(s) appear(s) hereon. Joint owners should each sign personally. Trustees and other fiduciaries should indicate the capacity in which they sign, and where more than one name appears, a majority must sign. If a corporation, this signature should be that of an authorized officer who should state his or her title.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Please be sure to sign and date this Proxy.
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.

STDRG2

THE STANDARD REGISTER COMPANY
Proxy for Annual Meeting of Shareholders - April 23, 2009
This Proxy Is Solicited on Behalf of the Board of Directors

The undersigned, a shareholder of The Standard Register Company (the “Company”) hereby appoints JOSEPH P. MORGAN, JR. and F. DAVID CLARKE, III (“Appointed Proxies”), each with full power to substitute or act alone, to vote, cumulatively or otherwise (the action of a majority of these present to control), with respect to all shares of stock of the undersigned in the Company at the Annual Meeting of Shareholders of the Company (“Annual Meeting”) to be held April 23, 2009, and at any adjournments thereof, upon the matters listed on the reverse side hereof.
THE APPOINTED PROXIES WILL VOTE FOR THE MATTERS SET FORTH ON THE REVERSE SIDE, WHICH ARE MORE FULLY DESCRIBED IN THE PROXY STATEMENT, UNLESS A CONTRARY CHOICE IS SPECIFIED ON THE REVERSE SIDE, IN WHICH CASE, THE APPOINTED PROXIES WILL VOTE OR WITHHOLD IN ACCORDANCE WITH INSTRUCTIONS GIVEN.
PLEASE MARK, SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)